EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF AMALGAMATION

among

CATALINA HOLDINGS (BERMUDA) LTD.,

CATALINA ALPHA LTD.

and

QUANTA CAPITAL HOLDINGS LTD.

Dated as of May 29, 2008

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibit A	Bermuda Amalgamation Agreement
Exhibit B	Memorandum of Association
Exhibit C	Bye-Laws
Exhibit D	List of Officers and Directors

iii

AGREEMENT AND PLAN OF AMALGAMATION

THIS AGREEMENT AND PLAN OF AMALGAMATION, dated as of May 29, 2008 (this “Agreement”), is among Catalina Holdings (Bermuda) Ltd., a Bermuda company (“Parent”), Catalina Alpha Ltd., a Bermuda company and a wholly-owned subsidiary of Parent (“Amalgamation Sub”), and Quanta Capital Holdings Ltd., a Bermuda company (the “Company”).

RECITALS

A. It is proposed that the Company and Amalgamation Sub amalgamate (the “Amalgamation”) under the Laws (as defined in Section 1.01) of Bermuda and continue as a Bermuda exempted company limited by shares (the “Amalgamated Company”) upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act 1981 of Bermuda, as amended (the “Companies Act”).

B. The board of directors of the Company has (a) determined that the Amalgamation is advisable and in the best interests of the Company and its shareholders, and (b) approved and adopted this Agreement, the Bermuda Amalgamation Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

C. The board of directors of each of Parent and Amalgamation Sub has approved and adopted this Agreement, the Bermuda Amalgamation Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

D. Parent, as sole shareholder of Amalgamation Sub, has approved this Agreement, the Bermuda Amalgamation Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

E. This Agreement is being entered into in accordance with Section 105 of the Companies Act.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Proposal” means any inquiry, offer or proposal, or disclosure of an intention to make any of the foregoing, to the Company or any of its Affiliates (including any proposal from or offer to the Company’s shareholders) or FBR regarding any of the following (other than the transactions contemplated by this Agreement): (a) any amalgamation, merger, reorganization, tender offer, exchange offer, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries or (b) any acquisition by a third party of 20% or more of the share capital or voting power of the Company or any of its Subsidiaries or 20% or more of the consolidated assets, net revenue or net income of the Company and its Subsidiaries.

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation.

“Affiliate” of a specified Person is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Antitrust Law” means applicable antitrust Laws in the European Union (including Regulation 139/2004 concerning the control of concentrations between undertakings, as amended) and/or the member states thereof, the United States (including the Sherman Act, the Clayton Act, the HSR Act and the Federal Trade Commission Act, each as amended) and all other Laws in any other jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger, acquisition or amalgamation.

“Bermuda Amalgamation Agreement” means the amalgamation agreement in the form attached hereto as Exhibit A between Parent, Amalgamation Sub and the Company dated as of the date hereof.

“Bermuda Employment Law” means the Employment Act, 2000, the Hospital Insurance Act, 1970, the Contributory Pensions Act, 1970, the National Pension Scheme (Occupational Pensions) Act, 1998, the Health and Safety at Work Act, 1982, the Human Rights Act, 1981 and the Bermuda Immigration and Protection Act, 1956, in each case as amended from time to time and in each case, together with all regulations promulgated thereunder.

“Business Day” means a day other than (a) Saturday or Sunday or (b) any other day on which banks in the City and State of New York or in Hamilton, Bermuda are permitted or required to be closed.

“Code” means the United States Internal Revenue Code of 1986 and the regulations promulgated thereunder, each as amended.

“Company Insurance Policies” means all policies of insurance (excluding retrocession agreements and similar agreements) maintained by the Company or by any of its Subsidiaries as of the date hereof with respect to their respective properties, assets, business, operations, employees, officers, directors or managers.

“Company Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, operations, business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to timely consummate the Amalgamation and any of the transactions contemplated by this Agreement; provided, however, that no event, change, circumstance or effect to the extent arising or resulting from the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect under clause (a) of this definition: (i) any change in any Law that applies to the Company or its Subsidiaries (except to the extent such change has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons in the industry in which the Company and its Subsidiaries operate); (ii) any change in U.S. GAAP, or in SAP or other regulatory accounting principles, or interpretations thereof, that apply to the Company or its Subsidiaries; (iii) the compliance by the Company with the terms of this Agreement, including any adverse consequences resulting or arising from any failure or refusal by Parent to provide a consent requested by the Company under Section 5.01; (iv) the announcement, pending status or performance of the transactions contemplated by this Agreement; (v) the loss or termination of employment of any employees by the Company or its Subsidiaries; (vi) general economic, financial or security market conditions so long as such conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other similarly situated companies in the Company’s industry; (viii) the commencement, occurrence or intensification of any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not directly affect the assets or properties of the Company and its Subsidiaries taken as a whole; (ix) any adverse change resulting from changes in interest rates; or (x) any adverse change in the Company’s stock price, trading process, or market process (it being understood and agreed that, with respect to this clause (x), the facts underlying such changes may be considered in determining whether a Company Material Adverse Effect has occurred).

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) for the benefit of any current or former director, officer, employee or consultant of the Company, its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, its Subsidiaries or any ERISA Affiliate has or may have any Liability, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to satisfy the requirements of Section 401(a) of the Code, any Title IV Plan, any Multiemployer Plan and any other written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, maintained or contributed to by the Company, its Subsidiaries or any ERISA Affiliate (or that has been maintained or contributed to in the last six years by the Company, its Subsidiaries or any ERISA Affiliate) for the benefit of any current or former director, officer, employee or consultant of the Company, its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, its Subsidiaries or any ERISA Affiliate has or may have any Liability.

“Company Termination Fee” means U.S.$6,000,000.

“Contract” means any written or oral agreement, contract, subcontract, lease, indenture, note, bond, option, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature.

“Employee” means, with respect to any Person, any current or former employee of such Person or any of its Subsidiaries (or any predecessor thereof).

“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder, each as amended.

“ERISA Affiliate” means (a) when used in reference to the Company and its Subsidiaries, any other Person that, together with the Company or any Subsidiary of the Company would be treated as a single employer under Section 414 of the Code and (b) when used in reference to Parent and its Subsidiaries, any other Person that, together with Parent or any Subsidiary of Parent would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Company Credit Agreement” means the Credit Agreement dated October 27, 2006 among the Company, ING Bank N.V., London Branch, Barclays Private Clients International Limited, Comerica Bank, HSH Nordbank AG, London Branch, designated Subsidiary borrowers, and other lenders party thereto.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the conduct of a due diligence investigation by such party, the preparation, printing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated by this Agreement.

“Governmental Authority” means any multinational, national, state, provincial or local authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing in Bermuda, the United Kingdom, Ireland, the European Union or its member states, the United States or any other country.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder, as amended from time to time.

“Indebtedness” means with respect to any Person, (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments or by letters of credit, including purchase money obligations or other obligations relating to the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (c) Liabilities of Persons (other than the Company and its Subsidiaries) secured by a Lien (other than a Permitted Lien) on any asset of the Company or any of its Subsidiaries, (d) Liabilities under or in respect of letters of credit and bank guarantees (including reimbursement obligations with respect thereto), (e) Liabilities under lease obligations required to be classified and accounted for as capital leases on a balance sheet under U.S. GAAP and Liabilities under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction or any other transaction that is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet, (f) Liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging or similar agreements, (g) Liabilities in the nature of guarantees of obligations of the type described in the foregoing clauses of any other Person, and (h) accrued interest, prepayment penalties or premiums, breakage fees and all other amounts owed in respect of any of the foregoing.

“Insurance Regulator” means the Governmental Authority charged with supervision of insurance companies.

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (a) trademarks, trade names, service marks, brand names, certification marks (registered and unregistered), domain names, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications (including intent to use applications) in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (b) patents, patent applications, inventions, discoveries and ideas, whether patentable or not, in any jurisdiction, and all continuations, continuations in part, divisionals, re-examinations, re-issues and similar rights relating thereto; (c) know-how, trade secrets, improvements, concepts, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, technology and product roadmaps, and data bases and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; (d) copyrights, copyrightable works, writings and other works, whether registered or not, in any jurisdiction, registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (e) all other intellectual property or proprietary rights in any country or jurisdiction, including the right to register, patent or apply for other legal protection of same and the right to sue at law or in equity for any infringement or violation of the foregoing prior to the Closing Date, and to collect all proceeds and damages with respect thereto.

“IRS” means the U.S. Internal Revenue Service and, to the extent relevant, the U.S. Department of Treasury.

“Knowledge” when used in reference to (a) the Company or its Subsidiaries means the actual knowledge of any of the executive officers of the Company and (b) Parent or its Subsidiaries means the actual knowledge of any of the executive officers of Parent, in each case, after reasonable inquiry.

“Law” means any multinational, national, state, provincial or local law, statute, ordinance, regulation, rule, code or other requirement or rule of law or stock exchange rule, including any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Liability” means any Indebtedness, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or undeterminable or known or unknown, including those arising under any Law or Action and those arising under any Contract, commitment, obligation or undertaking or otherwise.

“Lien” means, with respect to any asset (including any security) any mortgage, lien, pledge, attachment, charge, security interest, easement, right-of-way, restriction, usufruct or encumbrance in respect of such asset.

“Losses” means all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements and investigation expenses), judgments, fines and amounts paid in settlement.

“Material Contract” means:

(a) any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries;

(b) any Contract of the Company or any of its Subsidiaries evidencing any Indebtedness in excess of U.S. $200,000;

(c) any partnership agreement, limited liability agreement, joint venture agreement or similar agreement to which the Company or any of its Subsidiaries is a party, in each case involving an investment by the Company or any of its Subsidiaries other than in the ordinary course of business;

(d) any Contract of the Company or any of its Subsidiaries for the acquisition or disposition, directly or indirectly (by merger, amalgamation or otherwise) of assets or capital stock or other equity interests of another Person other than in the ordinary course of business;

(e) any Contract of the Company or any of its Subsidiaries containing a right of first refusal, first negotiation, “tag along” or “drag along” rights applicable to any capital stock of the Company or any of its Subsidiaries or any assets of the Company or any of its Subsidiaries;

(f) any Contract of the Company or any of its Subsidiaries outside the ordinary course of business involving expenditures, Liabilities or revenues, which as of the date hereof, are reasonably expected to be in excess of U.S. $250,000;

(g) any non-competition agreement or any other Contract that purports to limit in any material respect the ability of the Company or its Subsidiaries to compete or engage in any line of business; and

(h) any Contract of the Company or any of its Subsidiaries that would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement.

“Minister” means the Minister of Finance of Bermuda.

“Multiemployer Plan” means an employee benefit plan defined as such in Section 3(37) of ERISA.

“Order” means any order, writ, judgment, ruling, injunction, decree, stipulation, determination or award.

“Organizational Documents” means, with respect to any entity, the memorandum of association or the certificate or articles of incorporation and bye-laws or by-laws of such entity, or any similar organizational documents of such entity.

“Parent Material Adverse Effect” means one or more events, changes, circumstances or effects that could reasonably be expected to have a materially adverse effect on the ability of Parent to timely consummate the Amalgamation or the transactions contemplated by this Agreement.

“Permits” means all permits, licenses, concessions, variances, exemptions, orders, authorizations, permissions and similar approvals from or with any Governmental Authority.

“Permitted Indebtedness” means (a) Indebtedness of the Company or any Subsidiary of the Company incurred in the ordinary course of business in connection with any security, commodity, derivative transaction or other financial product purchased, sold or entered into by the Company for the purpose of undertaking one or more risks assumed by the Company or any Subsidiary of the Company in the ordinary course of business or managing one or more risks otherwise assumed by the Company or any of its Subsidiaries, (b) any Indebtedness owed by Subsidiaries of the Company to the Company or any of its Subsidiaries or by the Company to its Subsidiaries, (c) Indebtedness under the Existing Company Credit Agreement represented by letters of credit issued in the ordinary course of business, (d) Indebtedness of the Company or any Subsidiary of the Company in respect of letters of credit issued to reinsurance cedents, or to lessors of real property in lieu of security deposits in connection with leases of the Company or any Subsidiary of the Company, in each case in the ordinary course of business, (e) Indebtedness of the Company or any Subsidiary of the Company incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit, and (f) Indebtedness arising from guarantees made by the Company or any Subsidiary of the Company of indebtedness of the type described in clauses (a) through (e) of this definition.

“Permitted Liens” means the following Liens: (a) Liens for Taxes not yet due or for Taxes that are being contested in good faith and which are reflected or reserved against in the Company’s financial statements; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by Law, in each case, for amounts not yet due; (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) Liens granted in the ordinary course of the insurance or reinsurance business of the Company or its Subsidiaries on cash and cash equivalent instruments or other investments including, without limitation, pledges of such instruments or investments to collateralize letters of credit delivered by the Company or its Subsidiaries (including under the Existing Company Credit Agreement), the creation of trust funds for the benefit of ceding companies, the funding of environmental remediation liabilities assumed by the Company or its Subsidiaries, underwriting activities of the Company or its Subsidiaries, deposit liabilities, and deposits with or pledges to U.S. state insurance departments; (e) Liens not created by the Company or any of its Affiliates that affect any rights of the tenant under the real property leases of the Company or any of its Subsidiaries or the fee interest in any of the real property of the Company or any of its Subsidiaries, so long as such Liens do not interfere materially with the ordinary course of the Company’s or any of its Subsidiaries’ business; (f) Liens created by or through Parent or Amalgamation Sub; (g) Liens that will be released prior to or as of the Closing; and (h) Liens arising under this Agreement.

“Person” means an individual, company, corporation, limited liability company, partnership, association, trust, unincorporated organization, other natural or legal person, entity or group (as “group” is defined in the Exchange Act).

“Required Company Vote” means the affirmative vote of the holders of at least 75% of the Common Shares voting at a duly convened general meeting of the shareholders of the Company.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which (a) more than fifty percent of the capital securities or other ownership interests or (b) the securities or ownership interests having by their terms voting power to elect more than fifty percent of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Taxes” means all taxes, charges, fees, levies or other assessments, including U.S. and foreign, national, state and local income, profits (including any surtax), capital gains, franchise, property, turn-over, sales, value-added, use, excise, wage, payroll, capital, stamp and other taxes, including obligations for withholding taxes from payments due or made to any other Person, as well as any contribution to any social security scheme, and any interest, penalties and additions to Tax.

“Title IV Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), covered or previously covered by Title IV of ERISA.

“U.S. GAAP” means generally accepted accounting principles in the United States, as in effect as of the date of this Agreement.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended.

1.02 Other Defined Terms. The following terms have the meanings defined for such terms in the Sections set forth below:

Term	Section
Acquisition Proposal	1.01
Action	1.01
Affiliate	1.01
Agreement	Preamble
Amalgamated Company	Recitals
Amalgamation	Recitals
Amalgamation Consideration	2.05(a)
Amalgamation Sub	Preamble
Antitrust Law	1.01
Bermuda Amalgamation Agreement	1.01
Bermuda Employment Law	1.01
BMA	3.07(a)
Business Day	1.01
Bye-Laws	2.03
Capitalization Date	3.01(e)
Certificate	2.05(a)
Closing	2.02
Closing Date	2.02
Code	1.01
Common Shares	2.05
Companies Act	Recitals
Company	Preamble
Company Actuarial Analyses	3.06(d)
Company Annual Statement	3.03(e)

Company Disclosure Letter	Article III
Company Financial Statements	3.03(b)
Company Incentive Plan	2.09
Company Insurance Policies	1.01
Company Insurance Subsidiary	3.03(e)
Company Material Adverse Effect	1.01
Company Material IP	3.14
Company Permits	3.10
Company Plan	1.01
Company Quarterly Statement	3.03(e)
Company Restricted Share	2.09
Company SEC Documents	3.03(a)
Company Securities	3.01(e)
Company Shareholder Meeting	6.02
Company Stock Option	2.09
Company Termination Fee	1.01
Company Voting Debt	3.01(e)
Company Warrant	2.10
Confidentiality Agreement	6.03(b)
Contract	1.01
D&O Insurance	6.08(c)
Dissenting Shareholder	2.05(a)
Dissenting Shares	2.05(a)
DOL	3.13(a)
Effective Time	2.01
Employee	1.01
ERISA	1.01
ERISA Affiliate	1.01
Exchange Act	1.01
Excluded Shares	2.05(a)
Existing Company Credit Agreement	1.01
Expenses	1.01
FBR	3.18
Final Termination Date	8.02(a)
Form A Filings	6.04(c)
General Insurance Contracts	3.06(a)
Governmental Authority	1.01
HSR Act	1.01
Indebtedness	1.01
Indemnified Parties	6.08(a)
Insurance Regulator	1.01
Intellectual Property	1.01
Investment Assets	3.17
Investment Policy	3.17
IRS	1.01
Knowledge	1.01

Law	1.01
Letter of Transmittal	2.07(b)
Liability	1.01
Lien	1.01
Losses	1.01
Material Contract	1.01
Memorandum of Association	2.03
Minister	1.01
Multiemployer Plan	1.01
Nasdaq	3.03(d)
Navigant Capital	3.18
Notice of Superior Proposal	6.05(c)
Order	1.01
Organizational Documents	1.01
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	1.01
Paying Agent	2.07(a)
Payment Fund	2.07(a)
Permits	1.01
Permitted Indebtedness	1.01
Permitted Liens	1.01
Person	1.01
Proxy Statement	6.01(a)
Qualified Plan	3.13(e)
Qualifying Amendment	6.01(b)
Regulatory Reports	3.10
Representatives	6.05(a)
Required Company Vote	1.01
Requisite Regulatory Approvals	7.01(b)
SAP	3.03(e)
SEC	1.01
Subsidiary	1.01
Superior Proposal	6.05(b)
Tail Policy	6.08(c)
Tax Authority	1.01
Tax Returns	1.01
Taxes	1.01
Title IV Plan	1.01
U.S. GAAP	1.01
WARN	1.01

ARTICLE 2

THE AMALGAMATION

2.01 The Amalgamation. Upon the terms and subject to the conditions set forth in this Agreement and the Bermuda Amalgamation Agreement and in accordance with the Companies Act, at the Effective Time, Amalgamation Sub and the Company, being companies registered in Bermuda, shall amalgamate, and the Amalgamated Company shall continue as a Bermuda exempted company limited by shares as a result of the Amalgamation. Contemporaneously with the execution of this Agreement, the parties shall execute and exchange the Bermuda Amalgamation Agreement. The name of the Amalgamated Company shall be “Catalina Alpha Ltd.” The date and time that the Amalgamation shall become effective as set forth in the certificate of amalgamation issued by the Bermuda Registrar of Companies pursuant to the Companies Act shall be the “Effective Time.” In accordance with the requirements of the Companies Act and subject to the terms and conditions set forth in this Agreement, the Bermuda Amalgamation Agreement will be submitted for approval at a general meeting of shareholders of the Company. Under the Companies Act, the Bermuda Amalgamation Agreement shall be deemed to have been adopted when it has been approved by the shareholders of the Company and the Amalgamation Sub.

2.02 Closing Date. Subject to the provisions of Article 7, the closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Baker & McKenzie LLP, 1114 Avenue of the Americas, New York, NY, at 10:00 a.m., local time, on the tenth Business Day after the satisfaction or waiver (subject to applicable Law) of the latest to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other place and on such other date as shall be agreed to by the parties in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.” On the Closing Date, as part of and as a condition to the Closing, the parties shall cause the Amalgamation to be consummated by filing all documents required by Section 108 of the Companies Act with the Bermuda Registrar of Companies.

2.03 Memorandum of Association and Bye-Laws. The memorandum of association of the Amalgamated Company shall be the memorandum of association of Amalgamation Sub attached as Exhibit B hereto (the “Memorandum of Association”). The bye-laws of the Amalgamated Company shall be the bye-laws of Amalgamation Sub attached as Exhibit C hereto (the “Bye-Laws”).

2.04 Directors; Officers. As of the Effective Time, the officers and directors of the Amalgamated Company shall be as set forth in Exhibit D attached hereto, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law, the Memorandum of Association, the Bye-Laws or this Agreement.

2.05 Effect on Shares. Pursuant to the terms of this Agreement at the Effective Time, by virtue of the Amalgamation and without any action on the part of Amalgamation Sub, the Company, Parent (as the holder of the shares of Amalgamation Sub) or the holders of common shares, par value U.S. $0.01 per share, of the Company (the “Common Shares”):

(a) Amalgamation Consideration. Each Common Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive U.S.$ 2.80 in cash (without interest, subject to applicable withholding for Taxes, levies, imposts or other governmental charges) (the “Amalgamation Consideration”). At the Effective Time, the Common Shares shall be cancelled and each certificate (a “Certificate”) representing any Common Shares (other than Excluded Shares) shall represent only the right to receive the Amalgamation Consideration issuable in respect of such Common Shares. At the Effective Time, any Dissenting Shares shall be converted into only the right to receive the value thereof as appraised by the Supreme Court of Bermuda pursuant to Section 106 of the Companies Act. For purposes of this Agreement, the term “Excluded Shares” means (i) Common Shares that are owned by Parent, Amalgamation Sub or any other direct or indirect Subsidiary of Parent (not held on behalf of, or as security for obligations owed by, third parties), (ii) Common Shares that are owned by any direct or indirect Subsidiary of the Company (not held on behalf of, or as security for obligations owed by, third parties) and (iii) Common Shares (“Dissenting Shares”) that are held by any registered holder (each, a “Dissenting Shareholder”) that has properly dissented pursuant to Section 106(6) of the Companies Act.

(b) Cancellation of Shares. Each Excluded Share (other than a Dissenting Share) issued and outstanding immediately prior to the Effective Time, by virtue of the Amalgamation and without any action on the part of the holder thereof, shall be cancelled without any conversion or payment of any consideration therefor.

(c) Transfers. At the Effective Time, the share register of the Company shall be closed and, thereafter, there shall be no transfers on the share register of the Company of the Common Shares that were outstanding immediately prior to the Effective Time.

(d) Amalgamation Sub. Each share of Amalgamation Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued and fully paid common share of the Amalgamated Company.

(e) Dissenters’ Rights. The Company shall give Parent: (i) prompt notice of (A) the existence of any Dissenting Shareholders, (B) any attempted applications to the Supreme Court of Bermuda for appraisal of the fair value of the Common Shares and (C) any other documents served pursuant to the Companies Act and received by the Company relating to any Dissenting Shareholder’s rights to be paid the fair value of such Dissenting Shareholder’s Common Shares, as provided in Section 106 of the Companies Act; and (ii) the opportunity to direct and conduct any and all negotiations and proceedings with respect to demands for appraisal under the Companies Act. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Common Shares, offer to settle or settle any demands or approve any withdrawal of any such demands.

2.06 Effect of Amalgamation under Companies Act. As from the Effective Time: (a) the Amalgamation of the Company and the Amalgamation Sub and their continuance as one company shall become effective; (b) the property of each of the Company and the Amalgamation Sub shall become the property of the Amalgamated Company; (c) the Amalgamated Company shall continue to be liable for the obligations and Liabilities of the Company and the Amalgamation Sub; (d) any existing Actions or Liabilities to prosecution shall be unaffected; (e) a civil, criminal or administrative Action pending by or against the Company or the Amalgamation Sub may be continued to be prosecuted by or against the Amalgamated Company; and (f) a conviction against, or Order in favor of or against, the Company or the Amalgamation Sub may be enforced by or against the Amalgamated Company.

2.07 Exchange of Certificates; Payment of Amalgamation Consideration.

(a) At or immediately following the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent, with the Company’s prior approval, which approval shall not be unreasonably withheld (the “Paying Agent”), for the benefit of the holders of Common Shares other than Excluded Shares, cash in respect of the aggregate Amalgamation Consideration to be paid in exchange for issued and outstanding Common Shares upon due surrender of the Certificates and other materials pursuant to the provisions of this Article 2 (such amounts being hereinafter referred to as the “Payment Fund”). Parent will cause the Amalgamated Company to cause the Paying Agent, pursuant to irrevocable instructions, to make the payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose, except as provided in this Agreement. The Paying Agent shall invest any funds held by it for purposes of this Section 2.07 as directed by Parent, on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be paid to Parent. Parent shall pay, or shall cause the Amalgamated Company to pay, to Dissenting Shareholders the fair value of the Dissenting Shares in accordance with the requirements of Sections 106(6A) and 106(6B) of the Companies Act.

(b) Promptly following the Effective Time, Parent shall cause the Amalgamated Company to cause the Paying Agent to mail to each record holder of Common Shares immediately prior to the Effective Time a letter of transmittal (the “Letter of Transmittal”) that shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of Certificates to the Paying Agent and which sets forth the procedures by which holders of Certificates, and the holders of book shares, which are uncertificated, may receive the Amalgamation Consideration. Upon a holder complying with such procedures, the Paying Agent will deliver to such holders cash in an amount (without interest, subject to applicable withholding for Taxes, levies, imposts or other governmental charges) equal to the number of Common Shares (other than Excluded Shares) owned by such Person immediately prior to the Effective Time multiplied by the Amalgamation Consideration. All such Certificates shall forthwith be canceled and book accounts shall be canceled. If payment is to be made to a Person other than the Person in whose name the Certificate surrendered or book account is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that all documentation for a book account transfer is received and that the Person requesting such payment pay any transfer or similar Taxes required by reason of the payment to a Person other than the registered holder or establish to the satisfaction of the Amalgamated Company that such Tax has been paid or is not applicable.

(c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Amalgamated Company, or the Paying Agent, the posting by such Person of a bond in such reasonable amount as the Amalgamated Company or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Amalgamation Consideration with respect to the Common Shares formerly represented thereby.

(d) Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for six months after the Effective Time shall be paid to the Amalgamated Company. Any former shareholders of the Company who have not complied with Section 2.07(b) prior to the end of such six-month period shall thereafter look only to the Amalgamated Company (subject to abandoned property, escheat or other similar Laws) for payment of their claim for the Amalgamation Consideration. None of Parent, Amalgamation Sub or the Amalgamated Company shall be liable to any holder of Common Shares for any monies delivered from the Payment Fund or otherwise to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates (or book shares) shall not have been surrendered prior to six years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law), unclaimed funds payable with respect to such Certificates (or book shares) shall become the property of the Amalgamated Company, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Parent, the Amalgamated Company or the Paying Agent shall be entitled to deduct and withhold any applicable Taxes from the consideration otherwise payable pursuant to this Agreement to any holder of Common Shares. To the extent that amounts are properly deducted and withheld and paid over to the appropriate Tax Authority by Parent, the Amalgamated Company or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the shareholder in respect of which such deduction and withholding was made by Parent, the Amalgamated Company or the Paying Agent.

2.08 Adjustments to Prevent Dilution. If, between the date of this Agreement and the Effective Time, the issued Common Shares shall have been changed into a different number of shares or a different class, in either case by reason of a share consolidation, reclassification, share split (including a reverse share split), share dividend or distribution, recapitalization, amalgamation, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Amalgamation Consideration shall be equitably adjusted.

2.09 Stock Options and Restricted Shares. At the Effective Time, each option (each, a “Company Stock Option”) (whether or not then vested or exercisable) to purchase or acquire Common Shares granted to Employees, directors, or independent contractors of the Company or any of its Subsidiaries under the Company’s 2003 Long Term Incentive Plan or any other incentive plan of the Company (or agreement related thereto) (each, a “Company Incentive Plan”) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Effective Time), a cash payment, rounded to the nearest penny, equal to the product of (a) the excess, if any, of (i) the Amalgamation Consideration over (ii) the per share exercise price of such Company Stock Option, multiplied by (b) the number of shares covered by such Company Stock Option, less (c) any required withholding Taxes or, if there is no such excess, such Company Stock Option shall be cancelled without consideration. Prior to the Effective Time, the Company shall waive any vesting conditions applicable to any shares of restricted stock (each, a “Company Restricted Share”) granted pursuant to any Company Incentive Plan, and such Company Restricted Shares shall be treated the same as other Common Shares for purposes of this Agreement.

2.10 Warrants. At the Effective Time, each warrant (whether or not then vested or exercisable) to purchase Common Shares (each, a “Company Warrant”) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive, as soon as reasonably practicable after the Effective Time upon the surrender of a Company Warrant, a cash payment, rounded to the nearest penny, equal to the product of (a) the excess, if any, of (i) the Amalgamation Consideration over (ii) the per share exercise price of such Company Warrant, multiplied by (b) the number of shares covered by such Company Warrant, less (c) any required withholding Taxes.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in a separate disclosure letter referencing the appropriate section or clause of this Agreement and delivered by the Company to Parent prior to or at the time of the execution of this Agreement (the “Company Disclosure Letter”), or (b) as set forth in Company SEC Documents filed prior to the date hereof, the Company represents and warrants to Parent and Amalgamation Sub as follows:

3.01 Organization and Qualification; Capitalization; Subsidiaries.

(a) The Company and each of its Subsidiaries is a corporation or legal entity duly formed, validly existing and in good standing (if and to the extent such term is recognized in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or formation.

(b) The Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other voting security of any other entity.

(c) The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (if and to the extent such term is recognized in the relevant jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failures to be so duly qualified or licensed and in good standing individually or in the aggregate have not had, and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company, nor any of its Subsidiaries is in bankruptcy or moratorium of payment, no petitions for bankruptcy or moratorium of payment have been made with respect thereto and no resolutions have been adopted with respect to the dissolution or liquidation of the Company or any Subsidiary of the Company.

(d) The Company has heretofore delivered or made available to Parent accurate and complete copies of (i) the memorandum of association and bye-laws or other similar Organizational Documents in effect as of the date hereof of the Company and each of its Subsidiaries, (ii) the minutes of meetings (since December 31, 2005) of the board of directors, the committees of the board of directors and the shareholders of the Company and each of its Subsidiaries, and (iii) the resolutions (since December 31, 2005) adopted by the boards of directors, the committees of the board of directors or the shareholders of the Company and each Subsidiary of the Company to the extent memorialized in writing. Each Organizational Document so delivered is in full force and effect (except for those that have been amended or superseded), and no other Organizational Documents are applicable to or binding upon the Company or any of its Subsidiaries.

(e) The authorized share capital of the Company consists of (i) 200,000,000 Common Shares, of which 70,136,752 shares were issued and outstanding as of May 22, 2008 (the “Capitalization Date”), and as of the Capitalization Date 3,160,877 Common Shares were reserved for issuance upon or otherwise deliverable in connection with the exercise of Company Stock Options or Company Warrants and for issuance upon vesting of any Company Restricted Shares, and (ii) 25,000,000 preferred shares, par value U.S. $0.01 per share, none of which were issued or outstanding as of the Capitalization Date. No bonds, debentures, notes or other instruments or evidence of Indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which the Company shareholders may vote (“Company Voting Debt”) are issued or outstanding. All of the issued Common Shares have been duly authorized and are validly issued, fully paid and non-assessable and were issued free of preemptive (or similar) rights. As of the Capitalization Date, the Company has outstanding Company Stock Options to purchase 545,334 Common Shares, Company Warrants to purchase 2,542,813 Common Shares and 72,730 Company Restricted Shares. Except (i) as set forth in this Section 3.01(e), (ii)

for the transactions contemplated by this Agreement, including those permitted in accordance with Section 5.01 and (iii) for changes since the Capitalization Date resulting from the exercise of Company Stock Options and Company Warrants and vesting of Company Restricted Shares, in each case, outstanding on the Capitalization Date, there are no outstanding (A) shares or other equity securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares or other equity securities of the Company, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, arrangements or undertakings of any kind to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any shares of, or other equity interest in, the Company or any Company Voting Debt, (C) preemptive or similar rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the share capital of the Company, obligating the Company to issue, transfer or sell any share capital, securities or securities convertible into or exchangeable or exercisable for shares or securities of the Company, or (D) equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (A), (B) and (D) being referred to collectively as “Company Securities”). After the Closing Date, no Company Warrant will be exercisable for any equity interest in the Company. None of the Company or its Subsidiaries has any outstanding obligation to redeem, repurchase or otherwise acquire any Company Securities (other than Company Securities that may be acquired or deemed to be acquired upon the conversion, exchange or exercise of other Company Securities). There are no shareholders’ agreements, voting trusts, registration rights agreements or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting, disposition or dividends of any Company Securities. Except for the restrictions set forth in the Bye-Laws, there is no rights agreement, “poison pill” anti-takeover plan or other similar plan, device or arrangement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of or other equity interest in the Company.

(f) All of the outstanding capital stock of, or other ownership interests in, the Company’s Subsidiaries is owned by the Company, directly or indirectly, free and clear of any Liens other than Permitted Liens. Each of the outstanding shares of capital stock or other equity interests of each such Subsidiary is duly authorized, validly issued, fully paid and non-assessable and was issued free of preemptive (or similar) rights.

3.02 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Amalgamation and the other transactions contemplated by this Agreement, subject only to the Required Company Vote. The board of directors of the Company (or a committee thereof) has duly and validly authorized the execution, delivery and performance by the Company of this Agreement and approved the consummation by the Company of the Amalgamation and the other transactions contemplated by this Agreement, and has (a) taken all corporate actions required to be taken by it for the execution, delivery and performance of this Agreement and the consummation of the

Amalgamation and the other transactions contemplated by this Agreement, (b) by resolution approved the Amalgamation, this Agreement, and the other transactions contemplated by this Agreement and (c) subject to Section 6.05(c), recommended that the shareholders of the Company approve and adopt the Amalgamation, this Agreement, and the other transactions contemplated by this Agreement. No other corporate proceedings on the part of the Company are necessary to approve this Agreement and the other transactions contemplated by this Agreement or to adopt and consummate the Amalgamation in accordance with this Agreement, other than the Required Company Vote. This Agreement and the Bermuda Amalgamation Agreement have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Amalgamation Sub) this Agreement and the Bermuda Amalgamation Agreement constitute valid, legal and binding agreements of the Company.

3.03 SEC Filings; Financial Statements.

(a) The Company has filed all reports, schedules, forms, registration statements, prospectuses and other documents required to be filed by the Company with the SEC from and after December 31, 2005 (the “Company SEC Documents”), each of which, as of its respective date, was prepared in accordance and complied in all material respects with all applicable legal requirements (except if, and to the extent that, such Company SEC Document was subsequently amended, superseded or supplemented by a filing made prior to the date hereof). No Subsidiary of the Company is required to make any filings with the SEC. No Company SEC Document contained, when filed (and, if amended, superseded or supplemented by a filing made prior to the date hereof, then on the date of such filing), any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC staff with respect to any Company SEC Documents.

(b) The audited and unaudited consolidated financial statements (including the related notes) contained in the Company SEC Documents as of their respective dates (and, if amended, superseded or supplemented by a filing made prior to the date hereof, then on the date of such filing) (the “Company Financial Statements”) were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as specifically indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position, results of operations and changes in cash flows of the Company and its consolidated Subsidiaries as of their respective dates (and, if amended, superseded or supplemented by a filing made prior to the date hereof, as of the date of such filing), except, in the case of unaudited financial statements, subject to normal year-end audit adjustments and for the absence of footnotes.

(c) The Company and its Subsidiaries are in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to the Company and its Subsidiaries. With respect to each Company SEC Document on

Form 10-K or 10-Q or any amendment thereto, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents.

(d) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”).

(e) Each material Subsidiary of the Company that is an insurance company (each a “Company Insurance Subsidiary”) has filed during the three years ended December 31, 2007, all annual and quarterly statements, together with all exhibits and schedules thereto, required to be filed with or submitted to the appropriate Insurance Regulator of the jurisdiction in which it is domiciled and to any other jurisdiction where required on forms prescribed or permitted by such authority. Each annual statement filed by any Company Insurance Subsidiary with the Insurance Regulator in its state or other jurisdiction of domicile for the three years ended December 31, 2007 (each a “Company Annual Statement”), together with all exhibits and schedules thereto, financial statements relating thereto and any actuarial opinion, affirmation or certification filed in connection therewith and each quarterly statement so filed for the quarterly periods ended after January 1, 2008 (each a “Company Quarterly Statement”) was prepared in conformity with the statutory accounting practices prescribed or permitted by the Insurance Regulator of the applicable state or other jurisdiction of domicile (“SAP”) applied on a consistent basis, and presents fairly, in all material respects, to the extent required by and in conformity with SAP, the statutory financial condition of such Company Insurance Subsidiary at the date thereof and the results of operations, changes in capital and surplus and cash flow of such Subsidiary for each of the periods then ended. No material deficiencies or violations have been asserted by any Insurance Regulator with respect to Company Annual Statements and Company Quarterly Statements that have not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

3.04 No Undisclosed Liabilities. The Company and its Subsidiaries have no Liabilities of any nature, that would be required to be recorded or reflected on a balance sheet under U.S. GAAP, except for (a) Liabilities identified in the Company Financial Statements as of March 31, 2008, (b) Liabilities incurred since March 31, 2008 in the ordinary course of business, (c) the Expenses and other Liabilities incurred pursuant to the transaction contemplated by this Agreement and (d) Liabilities that individually or in the aggregate do not have, and would not reasonably be expected to have a Company Material Adverse Effect.

3.05 Absence of Changes. Except as contemplated by this Agreement, (a) since March 31, 2008, the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course of business and have not taken any action that, if taken after the date hereof, would not be permitted under Section 5.01, and (b) there has not been any event, condition, change, effect or development that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

3.06 Insurance Matters.

(a) The Company conducts all of its insurance operations through its Subsidiaries. Except as otherwise would not individually or in the aggregate be reasonably expected to have a Company Material Adverse Effect, all policies, binders, slips, treaties, certificates, annuity contracts and participation agreements and other agreements of insurance or reinsurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) (the “General Insurance Contracts”) that are issued by the Company or its Subsidiaries and any and all marketing materials are, to the extent required under applicable Law, on forms approved by the applicable Insurance Regulator or which have been filed with and not objected to by such Insurance Regulator within the period provided for objection, and such forms comply in all material respects with the insurance or reinsurance statutes, regulations and rules applicable thereto. All premium rates established by the Company or any Subsidiary of the Company that are required to be filed with or approved by Insurance Regulators have been so filed or approved, the premiums charged conform thereto in all material respects and such premiums comply in all material respects with the insurance or reinsurance statutes, regulations and rules applicable thereto.

(b) Each reinsurance and coinsurance treaty or agreement, including retrocessional agreements, to which the Company or any of its Subsidiaries is a party, under which the Company or any of its Subsidiaries have any existing rights, duties, obligations or liabilities or which is otherwise applicable to the Company or any of its Subsidiaries, assuming its due authorization, execution and delivery by the other party or parties thereto, is valid and binding in all material respects in accordance with its terms and is in full force and effect, except for such treaties or agreements the failure of which to be valid and binding or in full force and effect would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. Any Subsidiary of the Company that has ceded reinsurance pursuant to any such treaty or agreement is entitled to take full credit in its financial statements for all amounts recoverable (net of any reserve for collectibility under such treaty or agreement) with such credit accounted for (i) pursuant to SAP, as a reduction of such Subsidiary’s loss reserves and (ii) pursuant to U.S. GAAP, as a reinsurance recoverable asset. The Company has no material unrecoverable reinsurance balances, other than as reserved on the Company Financial Statements. All intragroup reinsurance agreements have been filed and approved in accordance with all applicable insurance holding company acts.

(c) The reserves for future payment of benefits, losses, claims, expenses and similar purposes (including claims litigation) under all insurance policies, reinsurance agreements or retrocessional agreements to which any Company Insurance Subsidiary is a party reflected in, or included with, the financial statements set forth in the Company Annual Statements, the Company Quarterly Statements and the Company Financial Statements (i) have been computed in all material respects in accordance with presently accepted actuarial standards consistently applied and prepared in accordance with applicable SAP or U.S. GAAP consistently applied, (ii) have been computed based on assumptions that are consistent in all material respects with applicable Contract provisions and with those used to compute the corresponding items in the Company Annual Statements, Company Quarterly Statements and the Company Financial Statements and (iii) have been computed in all material respects in accordance with the requirements for reserves established by the Insurance Regulator of the state or other jurisdiction of domicile of each Company Insurance Subsidiary.

(d) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any of its Subsidiaries since January 1, 2006, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”). At the time each Company Actuarial Analyses was prepared, the Company believed in good faith that it was prepared using appropriate modeling and other procedures accurately applied, if relevant, and in conformity with generally accepted actuarial standards consistently applied, and that the projections contained therein were properly prepared in accordance with the assumptions stated therein. The information and data furnished by the Company or its Subsidiaries to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were, at the time furnished, accurate and complete in all material respects.

3.07 Consents and Approvals; No Violations.

(a) No consent, approval, Order or authorization of, or registration or filing with, or notification to, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement by the Company, or the consummation by the Company of the transactions contemplated by this Agreement, except (i) as may be required by Nasdaq or under the Exchange Act, (ii) compliance with the HSR Act, and other filings under applicable Antitrust Law or similar Laws, (iii) state securities or “blue sky” Laws, (iv) state or other jurisdiction takeover Laws, (v) state and foreign insurance regulatory Laws and commissions, including the Department of Insurance for each of Indiana and Colorado, the Irish Financial Regulator and the notification and/or consent requirements of the Bermuda Monetary Authority (the “BMA”) under the Bermuda Insurance Act 1978 and the Exchange Control Act 1972, (vi) the filing of the application to register the Amalgamation pursuant to the Companies Act and the consent of the Minister to the Amalgamation, and (vii) such other consents or notifications the failure of which to be obtained or made would not individually or in the aggregate reasonably be expected to result in a Company Material Adverse Effect, or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(b) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Amalgamation or the other transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the respective Organizational Documents of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, or constitute a default, require consent, or result in the loss of a benefit under or give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation, or the creation of any Lien under, any of the terms, conditions or provisions of any Contract, Permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) provided that the filings, notifications, Permits, consents and approvals referenced in Section 3.07(a) have been made or obtained, violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches, Losses or defaults that do not have, and would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

3.08 Litigation. There are no Actions pending against, or to the Knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties before any Governmental Authority or otherwise that (a) has had or would reasonably be expected to have a Company Material Adverse Effect, (b) in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, or (c) allege criminal action or inaction. As of the date hereof, neither the Company nor any of its Subsidiaries or properties is subject to any Order having, or which would reasonably be expected to have, a Company Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated by this Agreement. There are no pending or, to the Knowledge of the Company, threatened claims for indemnification by the Company in favor of directors, officers, Employees and agents of the Company that would reasonably be expected to have a Company Material Adverse Effect.

3.09 Material Contracts.

(a) Each Material Contract by which the Company, or any of its Subsidiaries or the respective assets, business or operations thereof is bound or affected is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto (except as may be limited by bankruptcy, insolvency, moratorium, or other similar Laws affecting or relating to enforcement of creditors’ rights generally, or by general principles of equity, none of which conditions, to the Knowledge of the Company, exist as of the date hereof ) and is in full force and effect.

(b) Neither the Company nor its Subsidiaries is, nor has the Company received any written notice or has any Knowledge that any other party is, in default in any respect under any Contract by which the Company or the assets, business or operations thereof may be bound or affected, except for those defaults that have not had or would not reasonably be expected to have a Company Material Adverse Effect.

3.10 Permits; Compliance with Applicable Laws. Neither the Company nor any of its Subsidiaries is in violation in any material respect of any term of its memorandum of association, articles of association, bye-laws or other Organizational Documents. The Company and its Subsidiaries hold all Permits as are necessary for the lawful conduct of their respective businesses as currently conducted and to own, lease or operate their properties and assets (collectively, the “Company Permits”), except for failures to hold such Company Permits that individually or in the aggregate do not have, and would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits and, to the Company’s Knowledge, there has occurred no violation of, default (with or without notice or lapse of time or both) under, or event giving to any Person any right of termination, amendment or cancellation (with or without notice or lapse of time or both) of any such Company Permit, except for such failures to so comply as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any Company Permit, except for revocations or modifications that individually or in the aggregate have not had, and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company, any of its Subsidiaries or any of their respective personnel and operations is, or since December 31, 2006 has been, in violation of any Law applicable to its business, properties or operations, except for violations that have not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company, any of its Subsidiaries or any Company Permits is pending or threatened, nor has any Governmental Authority indicated an intention to conduct the same, against the Company or any of its Subsidiaries, alleging any violation of any Law, except, in each case, for those investigations or reviews the outcomes of which have not had, and would not reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2005, the Company and each of its Subsidiaries has filed all material periodic statements, together with all material exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other material supporting documents in connection therewith, required to be filed with or submitted to any Insurance Regulatory or other Governmental Authority on forms prescribed or permitted thereby (collectively, the “Regulatory Reports” ). The Regulatory Reports complied in all material respects with all applicable Laws when filed, and no material deficiency has been asserted in writing to the Company or any of its Subsidiaries with respect to any Regulatory Report by any Insurance Regulator or other Governmental Authority.

3.11 Employment Matters. The Company Disclosure Letter lists all employment Contracts and similar arrangements between the Company or any of its Subsidiaries and their respective executive officers, and all Contracts, plans and arrangements pursuant to which the Company is obligated to make any payment or confer any benefit upon any officer, director, employee or agent of the Company or any of its Subsidiaries as a result of or in connection with any of the transactions contemplated by this Agreement or any transaction or transactions resulting in a change of control of the Company. No labor dispute with employees of the Company or any of its Subsidiaries exists or, to the Knowledge of the Company, is threatened, except as would not reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of any provision of this Agreement, the Company and its

Subsidiaries, as applicable, are in compliance in all material respects with Bermuda Employment Laws and have remitted all contributions or other amounts required to be made thereunder. As of the date hereof, there are no actual, pending or, to the Knowledge of the Company, threatened Actions under or in respect of the Bermuda Employment Laws.

3.12 Taxes.

(a) None of the Company or its Subsidiaries has any income that is, or has been, subject to the United States federal income tax as income that is effectively connected with the conduct of a trade or business within the United States, within the meaning of Section 882(a)(1) of the Code and no claim has been made by any Tax Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file a Tax Return that the Company or any such Subsidiary is or may be subject to Tax by that jurisdiction. The Company and its Subsidiaries have filed or caused to be filed with the appropriate Tax Authorities and other Governmental Authorities, all Tax Returns required to be filed on or prior to the date hereof which, if not filed, would reasonably be expected to have a Company Material Adverse Effect, and has paid in full or made adequate provision (in accordance with U.S. GAAP) for the payment of all material Taxes (including taxes withheld from employees’ salaries and other withholding Taxes and obligations), whether or not shown to be due on such Tax Returns, and all such Tax Returns are true, correct and complete in all material respects. All material written assessments of Taxes due and payable by or on behalf of the Company or any of its Subsidiaries have either been paid or provided for (in accordance with U.S. GAAP) or are being contested in good faith by appropriate proceedings.

(b) There are no material Tax claims pending against the Company or any of its Subsidiaries, and the Company and its Subsidiaries have no Knowledge of any threatened claim for Tax deficiencies or any basis for such claims. No material issues have been raised in any examination by any Tax Authority with respect to the Company or any of its Subsidiaries which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are not now in force any waivers or agreements by the Company or any of its Subsidiaries for the extension of time for the assessment of any material Tax, nor has any such waiver or agreement been requested by any Tax Authority. The Company and its Subsidiaries do not have any liability for any material Taxes of any corporation or entity other than the Company and its Subsidiaries.

(c) With respect to the year ended December 31, 2007 and for the period commencing January 1, 2008 and ending on the Closing Date, there is no (i) reinsurance transaction by the Company or any of its Subsidiaries directly with shareholders of the Company or (ii) to the Knowledge of the Company, reinsurance transaction by the Company or any of its Subsidiaries directly or indirectly with Persons related to shareholders of the Company that would cause the Company or any of its Subsidiaries to have any “related person insurance income,” within the meaning of Section 953(c)(2) of the Code.

(d) The Company did not have for the year ended December 31, 2007, and does not expect to have for the period ending at the Closing Date (treating such period as if it were a taxable year) ownership by insureds in excess of the exception contained in Section 953(c)(3)(A) of the Code, or “related person insurance income” within the meaning of Section 953(c)(2) of the Code in excess of the exception provided in Sections 953(c)(3)(B) of the Code.

(e) Neither the Company nor any Subsidiary of the Company is a party to any Tax sharing or similar allocation or similar agreement or arrangement (a “Tax Sharing Agreement”) and, after the Closing Date, none of the Company or any Subsidiary of the Company will be bound by any Tax Sharing Agreements or similar arrangement or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) Neither the Company nor any of its Subsidiaries has (i) requested a private letter ruling from the IRS or comparable rulings from other Tax Authorities or (ii) entered into any “closing agreement” as described in Section 7121 of the Code (or any material agreement under any corresponding or similar provision of foreign, state or local Tax law).

(g) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulation Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

3.13 Employee Benefit Plans.

(a) The Company has delivered or made available to Parent an accurate and complete copy of (i) each writing that sets forth the terms of each Company Plan, including plan documents, plan amendments, any related trusts, statements of employment of current employees of the Company and its Subsidiaries, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) all personnel, payroll and employment manuals and policies of the Company, (iii) a written description of any Company Plan that is not otherwise in writing, (iv) all registration statements filed with respect to any Company Plan, (v) all insurance policies purchased by or to provide benefits under any Company Plan, (vi) all reports submitted since December 31, 2005 by third-party administrators, actuaries, investment managers, trustees, consultants or other independent contractors with respect to any Company Plan and financial statements disclosing Liability for all obligations owed under any Company Plan that is not subject to the disclosure and reporting requirements of ERISA, (vii) the Form 5500 filed in each of the most recent three plan years with respect to each Company Plan, including all schedules thereto, financial statements and the opinions of independent accountants, (viii) all notices that were given by the Company or any of its Subsidiaries, any ERISA Affiliate or any Company Plan to the IRS, the U.S. Department of Labor (the “DOL”) or any participant or beneficiary pursuant to statute, since December 31, 2005, (ix) all notices that were given by the IRS or the DOL to the Company or any of its Subsidiaries, any ERISA Affiliate or any Company Plan since December 31, 2005, (x) the most recent determination letter issued by the IRS for each Company Plan, if applicable and (xi) copies of any written report of any analysis performed with respect to any Company Plan under Section 409A of the Code or, if no such written report exists, a written description of any such analysis that has been performed.

(b) Neither the Company, any Subsidiary of the Company nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) Multiemployer Plan, (ii) Title IV Plan (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code, (vi) self-insured plan (including any plan pursuant to which a stop-loss policy or contract applies) or (vii) a Company Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA.

(c) Each Company Plan is and has been in all material respects maintained, funded, operated and administered, and the Company and its Subsidiaries have performed their obligations in all material respects under each Company Plan, in each case in accordance with the terms of such Company Plan and in compliance with all applicable Laws, including ERISA and the Code. Each Company Plan that provides deferred compensation subject to Section 409A of the Code is in compliance in all material respects with Section 409A in form and operation. All nonstatutory stock options granted by the Company or its Subsidiaries were granted using an exercise price of not less than the fair market value of the underlying shares in accordance with Section 409A of the Code.

(d) No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975 of the Code has occurred with respect to any Company Plan. Neither the Company nor any of its Subsidiaries has any material Liability to the IRS with respect to any Company Plan, including any Liability imposed by the excise Tax provisions of Chapter 43 of the Code. There is no unfunded Liability under any Company Plan. Other than routine claims for benefits submitted by participants or beneficiaries, no claim against, or Action involving, any Company Plan or any fiduciary thereof is pending or, to the Company’s Knowledge, is threatened, which would reasonably be expected to result in a Company Material Adverse Effect.

(e) Each Company Plan that is intended to be qualified under Section 401(c) of the Code (each a “Qualified Plan”) of the Company and its Subsidiaries has received a favorable determination letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code, and each such Qualified Plan complies in form and in operation with the requirements of the Code and meets the requirements of a “qualified plan” under Section 401(a) of the Code. To the Company’s Knowledge, no event has occurred or circumstance exists that may give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or trust.

(f) The consummation of the Amalgamation and the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan or constitute a “deemed severance” or “deemed termination” under any Company Plan otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of the Company or a Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has made or has become obligated to make, and neither the Company nor any of its Subsidiaries will as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) or Section 162(m) of the Code (or any corresponding provision of foreign, state or local Law), nor will Parent or any of its Subsidiaries be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

(g) The Company has complied in all material respects with all contribution requirements (including all employer contributions and employee contributions) under any of the Company Plans (including workers compensation) or applicable Law.

(h) Neither the Company nor any Subsidiary of the Company has any current or projected liability in respect of post-retirement health or life insurance benefits for retired, former or current employees of the Company or any Subsidiary of the Company, the cost of which is not entirely borne by the eligible participants, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent the Company from amending or terminating, without material cost to the Company, any Company Plan providing health, medical or life insurance benefits in respect of any Employee or former employee of the Company or any Company Subsidiary.

(i) Neither the Company nor any Subsidiary of the Company has taken any action that could constitute a “mass layoff”, “mass termination” or “plant closing” within the meaning of WARN or otherwise trigger notice requirements or liability under any federal, local, provincial, state or foreign plant closing notice or collective dismissal law.

3.14 Intellectual Property. To the Knowledge of the Company: (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, covenants, conditions, and restrictions or other adverse claims or interests of any kind or nature other than Permitted Liens) and takes all reasonable actions to protect, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted by the Company and its Subsidiaries (the “Company Material IP”), including commercially reasonable steps to maintain the confidentiality of all information related to the Company Material IP that derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use; (b) the use of any Intellectual Property by the

Company and its Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property; (c) no Person is challenging or infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries; (d) neither the Company nor any Subsidiary of the Company has transferred ownership of, or granted any exclusive license with respect to any Company Material IP that is or was at the time of transfer or license material to the business of the Company or any Subsidiary of the Company; and (e) neither the Company nor any Subsidiary of the Company has received any notice of any pending or threatened claim with respect to any Company Material IP, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

3.15 Real and Personal Property. The Company and its Subsidiaries have good title to, and are the lawful owner of, or have the right to use pursuant to a license or otherwise, all of the material tangible and intangible assets, properties and rights used in their businesses and all tangible and intangible assets, properties and rights reflected in the Company Financial Statements or acquired since March 31, 2008, free and clear of all Liens (other than Permitted Liens) and defects, except for such defects that would not reasonably be expected to have a Company Material Adverse Effect. All material real and personal property leases of the Company and its Subsidiaries are valid, binding and enforceable against the Company or its Subsidiaries, as the case may be, (and, to the Knowledge of the Company, each other party thereto) in accordance with their respective terms, and there does not exist, under any lease of real property or personal property, any material defect or any event which, with notice or lapse of time or both, would constitute a default by the Company or, to the Knowledge of the Company, by any other party thereto, except for such defects, events or defaults that do not have, and would not reasonably be expected to have a Company Material Adverse Effect.

3.16 Insurance. Copies of all material Company Insurance Policies have been provided or made available to Parent. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) all such Company Insurance Policies are in full force and effect and were in full force and effect during the periods of time such Company Insurance Policies are purported to be in effect and (b) neither the Company nor any Subsidiary of the Company (i) is in material breach or default or (ii) has taken any action or failed to take any action, and, to the Knowledge of the Company, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any such Company Insurance Policy.

3.17 Investments; Derivatives. The Company has provided Parent with a true and complete list of all bonds, stocks, mortgage loans and other investments that were carried on the books and records of the Company and its Subsidiaries as of March 31, 2008 (such bonds, stocks, mortgage loans and other investments, together with all bonds, stocks, mortgage loans and other investments acquired by the Company and its Subsidiaries between such date of this Agreement, the “Investment Assets”). Except for Investment Assets sold in the ordinary course of business consistent with past practice or as contemplated by this Agreement, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens. Neither the Company nor any of its Subsidiaries holds any derivative instruments, including swaps, caps, floors and option agreements, whether entered into for the Company’s account, or for the account of any of its Subsidiaries or their customers. A copy of the Company’s policies with respect to the investment of the Investment Assets is set forth in the Company Disclosure Letter (the “Investment Policy”), and, except as set forth in the Company Disclosure Letter, the composition of the Investment Assets complies with, and the Company and its Subsidiaries have complied in all material respects with, the Investment Policy.

3.18 Opinion of Financial Advisors. The Company has received the opinion of each of Friedman, Billings, Ramsey & Co., Inc. (“FBR”) and Navigant Capital Advisors, LLC (“Navigant Capital”) to the effect that, as of the date of such opinions, and based on and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters set forth in the opinion, the Amalgamation Consideration to be received by the holders of Company Shares in the Amalgamation is fair, from a financial point of view, to such holders, it being agreed that Parent and Amalgamation Sub have no right to rely upon such opinions.

3.19 Brokers. No broker, finder, investment banker, other intermediary or other Person (other than FBR and Navigant Capital) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. Copies of the engagement agreements and any other agreements between the Company or any of its Affiliates, on the one hand, and each of FBR and Navigant Capital on the other hand, have been provided or made available to Parent.

3.20 Foreign Corrupt Practices Act. Neither a U.S. Governmental Authority nor any other Person has notified the Company or any of its Subsidiaries in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act. To the Knowledge of the Company, none of the Company and its Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Company’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, nor is there any basis for any such audit, review, inspection, investigation, survey or examination of records. To the Company’s Knowledge, the Company and its Subsidiaries have not been and are not now under any administrative, civil or criminal investigation or indictment and are not party to any litigation involving alleged false statements, false claims or other improprieties relating to the Company’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act, nor is there any basis for such investigation or indictment.

3.21 Required Company Vote. The Required Company Vote is the only vote of the holders of any class or series of the Company’s shares necessary under applicable Law to approve this Agreement and to adopt the Amalgamation in accordance with this Agreement and the other transactions contemplated by this Agreement.

3.22 Standstill Agreements. Each Person who entered into a written confidentiality agreement with the Company in connection with the formal auction process of the Company commenced in December 2007 entered into a “standstill” or similar agreement with the Company.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND
AMALGAMATION SUB

Except as set forth in a separate disclosure letter referencing the appropriate section or clause of this Agreement and delivered by Parent to the Company prior to or at the time of the execution of this Agreement (the “Parent Disclosure Letter”), each of Parent and Amalgamation Sub represents and warrants to the Company as follows:

4.01 Organization and Qualification; Capitalization; Subsidiaries.

(a) Each of Parent and Amalgamation Sub is a corporation or legal entity duly formed, validly existing and in good standing (if and to the extent such term is recognized in the relevant jurisdiction) under the Laws of the jurisdiction of its formation.

(b) Each of Parent and Amalgamation Sub is duly qualified or licensed to do business and in good standing (if and to the extent such term is recognized in the relevant jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for any failures to be so duly qualified or licensed and in good standing that do not individually or in the aggregate have, and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Amalgamation Sub is a Subsidiary of Parent and is a company organized under the Laws of Bermuda, and 100% of the equity interests of Amalgamation Sub are held directly by Parent.

4.02 Authority Relative to This Agreement. No vote of holders of share capital of Parent is necessary to approve this Agreement, or the Amalgamation or the transactions contemplated by this Agreement. Each of Parent and Amalgamation Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to consummate the Amalgamation and the other transactions contemplated by this Agreement. Each of Parent and Amalgamation Sub has duly and validly authorized the execution and delivery of this Agreement and has approved the consummation of the Amalgamation and the other transactions contemplated by this Agreement. No additional corporate proceedings on the part of any of Parent, Amalgamation Sub or any of Parent’s other Subsidiaries or Affiliates are necessary to authorize this Agreement or to consummate the Amalgamation or the other transactions contemplated by this Agreement. This Agreement and the Bermuda Amalgamation Agreement have been duly and validly executed and delivered by Parent and Amalgamation Sub and (assuming due authorization, execution and delivery by the Company) this Agreement and the Bermuda

Amalgamation Agreement constitute valid, legal and binding agreements of Parent and Amalgamation Sub, enforceable against Parent and Amalgamation Sub in accordance with their respective terms.

4.03 Consents and Approvals; No Violations.

(a) No consent, approval, Order or authorization of, or registration or filing with, or notification to, any Governmental Authority is necessary for the execution, delivery and performance of this Agreement by Parent or Amalgamation Sub, or the consummation by Parent and Amalgamation Sub of the transactions contemplated by this Agreement, except (i) compliance with the HSR Act, and other filings under applicable Antitrust Law or similar Laws, (ii) state securities or “blue sky” Laws, (iii) state or other jurisdiction takeover Laws, (iv) state and foreign insurance regulatory Laws and commissions, including the Department of Insurance for each of Indiana and Colorado, the Irish Financial Regulator, and the notification and consent requirements of the BMA under the Bermuda Insurance Act 1978, (v) the filing of the application to register the Amalgamation pursuant to the Companies Act and the consent of the Minister to the Amalgamation, and (vi) such other consents or notifications the failure of which to be obtained or made would not individually or in the aggregate reasonably be expected to result in a Parent Material Adverse Effect, or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(b) Neither the execution, delivery and performance of this Agreement by Parent and Amalgamation Sub nor the consummation by Parent and Amalgamation Sub of the Amalgamation or the other transactions contemplated by this Agreement will (i) conflict with or result in any breach of any provision of the Organizational Documents of Parent or Amalgamation Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, require consent, or result in the loss of a material benefit under or give rise to a right to permit or require the purchase or sale of assets or securities under, give rise to any right of termination, amendment, cancellation or acceleration of any right or obligation under, any of the terms, conditions or provisions of any Contract or other instrument or obligation to which Parent or Amalgamation Sub is a party or by which any of them or their respective properties or assets may be bound or (iii) provided that the filings, notifications, Permits, consents and approvals referenced in Section 4.03(a) have been made or obtained, violate any Law applicable to Parent or any of its properties or assets, except in the case of clauses (ii) and (iii) for violations, breaches, Losses or defaults that do not have, and would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

4.04 Litigation. There are no Actions pending against, or to the Knowledge of Parent, threatened against or affecting Parent or Amalgamation Sub or any of their respective properties before any Governmental Authority or otherwise which (a) would be expected to have a Parent Material Adverse Effect, (b) in any manner challenge or seek to prevent, enjoin, alter or delay the transactions contemplated by this Agreement, or (c) allege criminal action or inaction. As of the date hereof, neither Parent, Amalgamation Sub nor any of their respective properties is subject to any Order having, or which would reasonably be expected to have individually or in the aggregate, a Parent Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated by this Agreement.

4.05 Brokers. No broker, finder, investment banker, other intermediary or other Person (other than Morgan Stanley & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates.

4.06 Interim Operations of Amalgamation Sub. Amalgamation Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business and incurred no Liabilities other than, in each case, in connection with the transactions contemplated by this Agreement.

4.07 Financing. Parent and Amalgamation Sub will have as of the Effective Time, immediately available funds, without any restrictions or conditions on use thereon, necessary for the payment to the Paying Agent of the aggregate amounts payable pursuant to Article 2 and any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all related Expenses.

4.08 Investigation by Parent. Parent is experienced and sophisticated with respect to the transactions contemplated by this Agreement. In entering into this Agreement, neither Parent nor Amalgamation Sub is relying on the accuracy or completeness of any information, documents or materials provided (whether in writing or orally) by or on behalf of the Company, its Subsidiaries, any of its Affiliates or any of their respective Employees, agents or representatives, including any projections, estimates or budgets, or any representation or warranty (whether express or implied) made on behalf of the Company, any of its Affiliates or any of their respective Employees, agents or representatives, except for those representations and warranties of the Company contained in Article 3 of this Agreement.

ARTICLE 5

COVENANTS RELATED TO CONDUCT OF BUSINESS

5.01 Conduct of Business of the Company. Except for matters set forth in the Company Disclosure Letter or as otherwise permitted or contemplated by any provision of this Agreement or required by applicable Law, during the period from the date hereof to the Closing Date, the Company will, and will cause each of its Subsidiaries to (i) conduct its business and operations in, and not take any action except in, the ordinary course of business and in accordance with applicable Law, and (ii) use commercially reasonable efforts to preserve its current business organizations, maintain all of its Permits and Contracts in full force and effect and timely file and prosecute any necessary applications for renewal of such Permits, collect its receivables, preserve its relationships with Governmental Authorities and others having material business dealings with it.

Except for matters set forth in the Company Disclosure Letter or as otherwise permitted or contemplated by any provision of this Agreement or required by applicable Law, from the date hereof to the Closing Date, the Company will not and will not permit any of its Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a) adopt or propose any material change in its Organizational Documents or those of its Subsidiaries except for such amendments required by applicable Law; provided, however, that notwithstanding the foregoing, any such amendments permitted by this Section 5.01(a) shall not cause any changes to the capital structure of the Company, including any changes to the rights, preferences or other terms of any class of securities of the Company or the authorized number of shares of any such class;

(b) authorize for issuance, issue, sell, deliver, transfer, pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien) or agree or commit to issue, sell, deliver, transfer, pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien) (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital shares of the Company or any of its Subsidiaries of any class or any other securities convertible into or exchangeable for any such stock or any equity equivalents (including any stock options or stock appreciation rights) or make any payments based on the market price or value of such shares or other capital stock, except for the transfer or issuance of Common Shares in connection with the exercise of Company Stock Options or Company Warrants and for vesting of Company Restricted Shares;

(c) (i) adjust, split, combine, recapitalize or reclassify any of its capital shares, (ii) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital shares other than dividends by wholly owned Subsidiaries of the Company, (iii) directly or indirectly redeem, purchase, repurchase, retire or otherwise acquire any of its securities or (iv) grant any Person any right or option to acquire any of its capital shares;

(d) terminate or cancel any insurance coverage maintained by it or any of its Subsidiaries with respect to any material assets, unless such coverage is replaced by a comparable amount of insurance coverage;

(e) (i) incur or assume any Indebtedness (other than the Permitted Indebtedness), (ii) repurchase or repay any long-term or short-term Indebtedness other than in accordance with its terms, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than Permitted Indebtedness) or (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than the Company or Subsidiaries of the Company);

(f) except (i) for normal increases in compensation of Employees (other than officers and directors) of the Company and its Subsidiaries consistent with past practice, (ii) to satisfy contractual obligations existing on the date hereof, (iii) for employment arrangements for, or grants of awards to, newly hired Employees (other than officers or directors), or (iv) for any retention or employment agreement, plan or arrangement entered into or established pursuant to this Agreement in connection with the transactions contemplated by this Agreement or disclosed in the Company Disclosure Letter, (A) terminate, establish, adopt, amend, enter into, accelerate the vesting or payment of any existing grants or awards under, amend or otherwise modify any Company Plan or other plan, policy or program that would be a Company Plan if in effect as of the date hereof, (B) increase or commit to increase the compensation payable or accrued or that would become payable by the Company or any of its Subsidiaries or accrue in respect to any Employee, director or officer of the Company, (C) either (1) increase or commit to increase the commissions or benefits, including fringe benefits, payable or accrued or that would become payable by the Company or any of its Subsidiaries or accrue in respect to any director or officer of the Company or (2) other than in the ordinary course of business, increase or commit to increase the commissions or benefits, including fringe benefits, payable or accrued or that would become payable by the Company or any of its Subsidiaries or accrue in respect to any Employee (other than a director or officer) of the Company, (D) either (1) waive or commit to waive any Liability due to the Company or any of its Subsidiaries from any officer or director of any such company or (2) other than in the ordinary course of business, waive or commit to waive any Liability due to the Company or any of its Subsidiaries from any Employee (other than a director or officer) of any such company, (E) extend any loan to any director or officer of the Company or its Subsidiaries, (F) grant any equity or equity-based awards to any director, officer or Employee of the Company or its Subsidiaries or (G) either (1) enter into any employment Contract with any officer or director of the Company or any of its Subsidiaries or (2) other than in the ordinary course of business, enter into any employment Contract with any Employee (other than an officer or director) of the Company or any of its Subsidiaries;

(g) (i) assign, transfer, sell, license, lease (as lessor), sell and leaseback or otherwise dispose of, or pledge, mortgage, encumber or otherwise subject to any Lien (other than Permitted Liens), any amount of the Company’s or any of its Subsidiaries’ property or assets, whether tangible or intangible, that is material to the Company and its Subsidiaries, taken as a whole, or (ii) acquire any assets that are material to the Company and its Subsidiaries, taken as a whole;

(h) except as may be required as a result of a change in Law or in U.S. GAAP or SAP, change in any material respect any accounting principles or practices used by it;

(i) (i) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, (ii) acquire (by merger, amalgamation, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material equity interest therein or (iii) authorize or make any new capital expenditure in no event exceeding U.S. $250,000 individually or U.S. $1,000,000 in the aggregate;

(j) (i) surrender any right to claim a material Tax refund or credit, offset or other material reduction in Tax liability or (ii) settle any Tax audit, file any Tax Return (other than in manner consistent with past practice), file an amended Tax Return, file a claim for a Tax refund, make or amend any Tax election, consent to any extension of the limitations period applicable to any Tax claim or assessment, file a request for any Tax ruling with any Governmental Authority or (iii) enter into any agreement with respect to Taxes with any Person (including any agreement providing for any Tax indemnification or Tax sharing or allocation) or grant any power of attorney with respect to Taxes;

(k) except in the ordinary course of business, pay, discharge, waive, settle or satisfy any material claims or Liabilities, other than as required by their terms in effect on the date hereof and other than the Expenses;

(l) settle or compromise any pending or threatened litigation involving the Company or any of its Subsidiaries for a cash settlement amount of more than U.S. $250,000 individually or which settlement imposes or concedes any fault on the part of the Company or any of its Subsidiaries or imposes any material restrictions on any of their future activities;

(m) (i) enter into any new business (whether or not part of the insurance or reinsurance business), change any policy forms, change the pricing formula for insurance policies, change in any material respect its claims handling policies or guidelines or change in any material respects its loss reserve methodology, in each case, other than as expressly provided in this Agreement; (ii) pay any claim under any insurance policy or reinsurance contract for more than $500,000; (iii) make or accept any commutation, termination, cancellation or other conclusion of any inwards or outwards insurance or reinsurance liability that either exceeds $500,000 or that generates a loss in excess of the reserve held against that liability or (iv) make any material changes to its principles and practices in respect of the settlement of insurance or reinsurance liabilities or make any individual settlement of any such insurance or reinsurance liability that exceeds $500,000;

(n) fail to comply with the Investment Policy, or amend, modify or otherwise change the Investment Policy, in any material respect;

(o) voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any of its material insurance licenses;

(p) enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its Subsidiaries or any successor thereto in any material respect from engaging or competing in any line of business or in any geographic area;

(q) other than in the ordinary course of business, enter into or amend in any material adverse respect, or voluntarily terminate, waive, cancel, release or assign any right or claim under any Material Contract;

(r) fail to (i) file or furnish to or with the SEC or any Insurance Regulator all material reports, schedules, forms, statements and other documents required to be filed or furnished or (ii) comply in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, as amended, applicable to it;

(s) make any material change in its underwriting, reinsurance, claim processing and payment practices, except as required by applicable Law;

(t) undertake any abandonment, modification, waiver, termination or other change to any Permit, except (i) as is required in order to comply with applicable Law, (ii) such modification, changes or waivers of any Permit as would not restrict the business or operations of the Company or any of its Subsidiaries in any material respect or (iii) such modifications or changes that would expand the Permits in a way favorable to the Company; or

(u) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.01(a) through 5.01(t) or any action that would (i) make any of the representations or warranties of the Company contained in this Agreement (A) which are qualified as to materiality, untrue or incorrect or (B) which are not so qualified, untrue or incorrect in any material respect, or (ii) except as otherwise permitted by Section 6.05, reasonably be likely to result in any of the conditions to the consummation of the Amalgamation set forth in Article 7 hereof not being satisfied.

5.02 Parent Covenants. Except as otherwise expressly provided in this Agreement or as set forth in the Parent Disclosure Letter, prior to the Closing Date, Parent will not, without the prior written consent of the Company take, propose to take, or agree in writing or otherwise to take, any action that (a) would make the representations or warranties of Parent in this Agreement, (i) that are qualified as to materiality, untrue or incorrect or (ii) that are not so qualified, untrue in any material respect (b) would be reasonably likely to result in a Parent Material Adverse Effect or (c) would be reasonably likely to result in the failure of a condition to the Amalgamation set forth in Article 7 at or prior to the Final Termination Date.

5.03 Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries or shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.01 Preparation of the Proxy Statement; Shareholders Meetings.

(a) As promptly as reasonably practicable following the execution of this Agreement, the Company shall with the cooperation of Parent (i) prepare the proxy statement relating to the Company Shareholder Meeting (including any amendments and supplements thereto) (the “Proxy Statement”), (ii) determine whether any action by or in respect of, or filing with, any Governmental Authority is required, or any consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) seek any such actions, consents, approvals or waivers or make any such filings, furnish information required in connection therewith or with the Proxy Statement and seek timely to obtain any such actions, consents, approvals or waivers. Without limiting the generality of the foregoing, each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with the preparation of the Proxy Statement. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. The Company shall use reasonable best efforts to respond to any comments of the SEC or its staff and have the Proxy Statement cleared by the SEC as promptly as practicable. The Company shall, as promptly as practicable after receipt thereof, provide Parent copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received by the SEC. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement prior to filing such documents with the SEC, and will provide Parent with a copy of all such filings made with the SEC. If at any time prior to obtaining the Required Company Vote, any party discovers any information relating to Company, Parent or any of their respective Subsidiaries or any of their respective officers, directors or Affiliates which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, as soon as reasonably practicable, the Company shall file with the SEC an appropriate amendment or supplement to the Proxy Statement describing such information and, to the extent required by Law, the Company will disseminate such information to the shareholders of the Company.

(b) Except as otherwise contemplated by this Agreement, no amendment or supplement to the Proxy Statement shall be made without the approval of Parent, which approval shall not be unreasonably withheld or delayed. Notwithstanding the immediately preceding sentence, the Company, pursuant to, and subject to the terms of, Section 6.05, may amend or supplement the Proxy Statement pursuant to a Qualifying Amendment to effect such a change, and in such event, the right of approval set forth in this Section 6.01(b) shall apply only with respect to information relating to Parent or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions accurately described. A “Qualifying Amendment” means an amendment or supplement to the Proxy Statement to the extent that it contains (i) a change in, or withdrawal, modification, qualification or amendment of, the recommendation of the Company’s board of directors (or a committee thereof) as permitted by Section 6.05(c), (ii) a statement of the reasons of the Company’s board of directors (or a committee thereof) for making such change in, or withdrawal, modification, qualification or amendment to, the recommendation of the Company’s board of directors (or a committee thereof) and (iii) additional information reasonably related to the foregoing.

6.02 Board Actions and Shareholders Meeting. The Company shall take all necessary steps, in accordance with applicable Law and its Organizational Documents, duly to call, give notice of, convene and hold, as soon as reasonably practicable after responding to all comments of the SEC or its staff to the Proxy Statement to the satisfaction of the SEC, a meeting of the holders of the Common Shares (as adjourned or postponed in accordance with applicable Law and Company’s Organizational Documents, the “Company Shareholder Meeting”) on a date mutually agreed between Company and Parent, which date shall be as promptly as practicable and in no event later than forty five (45) calendar days after the first mailing of the definitive Proxy Statement. The Company shall mail, or cause to be mailed, the Proxy Statement to its shareholders as promptly as reasonably practicable. Except as otherwise permitted by Section 6.01(b) and Section 6.05, the Company’s board of directors (or a committee thereof) shall recommend approval of this Agreement, the Bermuda Amalgamation Agreement, the Amalgamation and the other transactions contemplated by this Agreement by the holders of the Common Shares and include in the Proxy Statement such recommendation, as well as the opinion of the Company’s financial advisor to the effect that the Amalgamation Consideration is fair, from a financial point of view, to the holders of Common Shares. The Company agrees that (a) except in order to obtain a required quorum or as otherwise required under applicable Law, it shall not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Company Shareholder Meeting and (b) it shall use its reasonable best efforts to obtain the requisite quorum and to solicit and obtain the Required Company Vote.

6.03 Access to Information; Confidentiality.

(a) Between the date hereof and the Closing Date, the Company will (i) give Parent and its authorized representatives (including counsel, financial advisors and accountants) and the lenders to Parent and Amalgamation Sub (and their counsel and advisors) reasonable access during normal business hours to all key employees, and key facilities and to all books and records of the Company and its Subsidiaries and which access shall be subject to the reasonable security procedures of the Company and its Subsidiaries and (ii) cause the Company’s officers and key employees and those of its Subsidiaries and its auditors, counsel and financial advisors to cooperate with Parent in its investigation of the business of the Company and its Subsidiaries and to furnish Parent and its authorized representatives and the lenders to Parent (and their counsel and advisors) with such financial and operating data and other information with respect to the business, properties and personnel of the Company and its Subsidiaries as Parent may from time to time reasonably request; provided, however, that the Company may withhold (A) any document or information that is subject to the terms of a confidentiality agreement with a third party, (B) any document or information, if such disclosure would violate applicable Law or (C) such portions of documents or information that are subject to attorney-client privilege and the provision of which, as determined by Company’s counsel, may eliminate the privilege pertaining to such portion of such documents, in each case, only after the Company has endeavored in good faith to enter into arrangements or obtain consents or waivers that would permit the Company to make such document or information available to Parent, but has failed to enter into such arrangements or obtain such consents or waivers.

(b) Each of Parent and Amalgamation Sub will hold and will cause its authorized representatives (including the lenders to Parent and Amalgamation Sub and their counsel and advisors) to hold in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Amalgamation Sub in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement between Parent and the Company, dated January 8, 2008 (the “Confidentiality Agreement”).

6.04 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Law to consummate the Amalgamation and the other transactions contemplated by this Agreement as promptly as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all required Permits from any Governmental Authority and all other consents, waivers, Orders, approvals, Permits and clearances necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Amalgamation or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (i) to make, as promptly as practicable, to the extent it has not already done so, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement (which filing shall be made in any event within 15 Business Days of the date hereof), (ii) to make or cause to be made all filings that are required or advisable by applicable Law of Bermuda, Ireland, the United Kingdom, the European Union or the United States or such other Laws with respect to the transactions contemplated by this Agreement, with the objective of obtaining the consents set forth in Sections 3.07 and (iii) in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any such other Law and to use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act or any such other Law as soon as practicable.

(b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.04(a), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Authority and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, and (iii) to the extent practicable, consult with each other in advance of any meeting or conference with any such Governmental Authority or, in connection with any proceeding by a private party, with any such other Person.

(c) Parent shall as promptly as practicable make all Form A filings required by Insurance Regulators in the United States (the “Form A Filings”) following the execution of this Agreement (which filings shall be made in any event within 15 Business Days of the date hereof). Parent and the Company shall supply promptly any additional information and documentary material that may be requested by such Insurance Regulators in connection therewith. Parent agrees to provide a draft of its Form A Filings to the Company for its review and to consult with the Company relating to any issues arising as a result of the Company’s review, prior to the submission of the Form A Filings; provided, that such consultation shall not delay the timely filing of the Form A Filings or any amendments or supplements thereto and it being agreed that the final determination as to the content of the Form A Filings or any amendments or supplements thereto shall remain with Parent. Parent agrees to provide the Company with a copy of its Form A Filings and each amendment or supplement thereto in final form upon submission thereof.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.04, if (i) any objections are asserted with respect to the transactions contemplated by this Agreement under any Law, (ii) any administrative or judicial Action is instituted (or threatened to be instituted) by any Governmental Authority or private party challenging the Amalgamation or any of the other transactions contemplated by this Agreement as violative of any Law or which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Amalgamation or any of the other transactions contemplated by this Agreement, or (iii) any Law is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Amalgamation or any of the other transactions contemplated by this Agreement illegal or would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Amalgamation or any of the other transactions contemplated by this Agreement, then each of the Company and Parent shall use its reasonable best efforts to resolve any such objections or Actions so as to permit the consummation of the transactions contemplated by this Agreement, including, selling, holding separate or otherwise disposing of or conducting its or its Subsidiaries’ business or assets in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its or its Subsidiaries’ business or assets in a specified manner, which would resolve such objections or Actions or eliminate such illegality.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.04 shall limit a party’s right to terminate this Agreement pursuant to Section 8.02(b) or 8.02(c) so long as such party has otherwise complied with its obligations under this Section 6.04 prior to such termination.

(f) Each of the Company and Parent shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover Law becomes applicable to this Agreement, the Amalgamation, or any other transactions contemplated by this Agreement, use its reasonable best efforts to take such actions so that such Law will cease to be applicable to this Agreement or any of the transactions contemplated by this Agreement or ensure that the Amalgamation and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Law on this Agreement, the Amalgamation and the other transactions contemplated by this Agreement.

6.05 Acquisition Proposals.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 8, the Company will not, and will cause its Subsidiaries and each officer, director, employee, consultant, financial advisor, auditor, investment banker, attorney, accountant, agent or other advisor or representative (collectively, the “Representatives”) of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information) the making by, or take any action that is reasonably expected to lead to the making by, any Person (other than Parent) of any Acquisition Proposal, (ii) engage in any discussions or negotiations regarding, or provide access to the Company’s books, receipts, properties or employees or furnish to any Person any confidential information or data with respect to any Acquisition Proposal or any inquiries with respect to any Acquisition Proposal, or (iii) enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal, or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, arrangement or understanding relating to an Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing); provided that nothing contained in this Section 6.05(a) shall prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any Person that has expressed a bona fide written interest in making an Acquisition Proposal after the date of this Agreement, if (i) the board of directors of the Company (or a committee thereof) by a majority vote determines in good faith, after consultation with the Company’s outside counsel and financial advisors, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (ii) the Required Company Vote has not yet been obtained, and (iii) prior to its receipt of confidential information such Person enters into a confidentiality agreement with the Company on terms that are no less favorable to the Company than the corresponding terms contained in the Confidentiality Agreement. The Company shall notify Parent of having received any written expression of interest in making an Acquisition Proposal (which notice shall be provided orally and in writing and shall identify the Person making such Acquisition Proposal and set forth the material terms thereof) no later than twenty-four (24) hours after its receipt thereof, and shall keep Parent reasonably informed as to the status of any such proposal and any such discussions or negotiations, including with respect to any material modifications to the terms of any Acquisition Proposal. Neither the Company nor its Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company or any of its Subsidiaries from providing such information to Parent. Immediately after the execution and delivery of this Agreement, the Company will and will cause its Subsidiaries and its and their Representatives to (i) cease and terminate any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal unless any such Person makes a Superior Proposal following the date hereof and (ii) fully enforce the provisions of any confidentiality agreements entered into by the Company or any of its Subsidiaries (or their respective representatives), including by not waiving or otherwise modifying any “standstill” or similar restriction contained therein.

(b) “Superior Proposal” shall mean a bona fide written Acquisition Proposal with respect to which the board of directors of the Company (or a committee thereof) has determined in good faith, after consultation with its financial advisors and outside legal advisors and taking into account all relevant factors, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing, that if accepted, such Acquisition Proposal would result in a transaction more favorable from a financial point of view to the Company’s shareholders than the transactions contemplated by this Agreement; provided, that solely for purposes of the definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 1.01, except that each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%.”

(c) The board of directors of the Company (or a committee thereof) shall, at any time prior to receipt of the Required Company Vote, be permitted to (i) elect not to recommend to the Company’s shareholders that they give the Required Company Vote, (ii) withdraw, modify, qualify or amend its recommendation to the Company’s shareholders that they give the Required Company Vote or (iii) recommend to the Company’s shareholders any Superior Proposal other than the Amalgamation and the transactions contemplated by this Agreement, but only if, in each case, (A) such action is taken in response to an Acquisition Proposal and that did not otherwise result from a breach of this Section 6.05 and the board of directors of the Company (or a committee thereof) by a majority vote determines, in its good faith judgment and after consultation with outside legal counsel and financial advisors, that such Acquisition Proposal is a Superior Proposal and (B) the Company shall have notified Parent in writing at least three Business Days in advance of its intention to effect such withdrawal, recommendation, modification, qualification or amendment (such, a “Notice of Superior Proposal”), which Notice of Superior Proposal shall specify the material terms and conditions of such Superior Proposal, and shall have negotiated in good faith with Parent during such three Business Day period (to the extent Parent desires to negotiate) to make adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer be determined in good faith by the board of directors of the Company (or committee thereof) to constitute a Superior Proposal.

(d) Nothing herein shall limit the Company’s ability to comply in good faith, to the extent applicable, with Rules 14d-9 and 14e-2 under the Exchange Act with regard to a tender or exchange offer; provided, however, that neither the Company nor the Company’s board of directors (nor any committee thereof) shall (i) recommend that the shareholders of the Company tender their Common Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the Company’s recommendation, unless in each case such action would otherwise comply with the terms of this Section 6.05.

6.06 Employee Benefit Plans. Parent and the Company agree that, except as otherwise provided herein (including as set forth in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable) and unless otherwise mutually agreed in writing, the Company Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to Employees covered by such plans at the Effective Time. Parent shall cause the Amalgamated Company to assume, recognize and give effect to all of the change in control provisions with respect to the severance of Employees as set forth in each of the contracts listed in the Company Disclosure Letter, in accordance with the terms thereof.

6.07 Fees and Expenses. Whether or not the Amalgamation is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, except as otherwise provided in Section 6.08 and except that if the Amalgamation is consummated, the Amalgamated Company shall pay, or cause to be paid, any and all property or transfer taxes imposed on the parties hereto in connection with the Amalgamation.

6.08 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six years after the Closing Date, Parent shall cause the Amalgamated Company to and the Amalgamated Company shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the present and former directors and officers of the Company and each of its Subsidiaries (the “Indemnified Parties”) from and against all Losses incurred in connection with any Action, whether civil, criminal, administrative or investigative related to the fact that such person was a director or officer of the Company or any of its Subsidiaries, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including the Amalgamation and the other transactions contemplated by this Agreement), or taken by them at the request of the Company or any of the Company’s Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time. Each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any Action from the Amalgamated Company within ten Business Days of receipt by the Amalgamated Company from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The Amalgamated

Company shall not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification could be sought by such Indemnified Party), unless such settlement, compromise or consent includes an unconditional release of an Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents.

(b) Prior to the Closing Date, Parent shall cause Amalgamation Sub to amend the indemnification and exculpation provisions of its Bye-laws such that after such amendment the Bye-Laws comply with this Section 6.08(b) as of and after the Effective Time. For a period of six years following the Closing Date, Parent shall (and shall cause the Amalgamated Company and its Subsidiaries to) cause the Bye-Laws (and other similar Organizational Documents) of the Amalgamated Company and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the Bye-Laws (or other similar Organizational Documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six year period, such provisions shall not be amended, repealed or otherwise modified in any respect, adverse to the Indemnified Parties, except as required by Law. Parent agrees that all rights to exculpation and indemnification for acts or omissions in favor of the Indemnified Parties occurring prior to or at the Effective Time as provided in the Company’s Bye-Laws or in any agreement listed in the Company Disclosure Letter shall be assumed by the Amalgamated Company from and after the Closing and shall continue in full force and effect in accordance with their terms from the Closing until the sixth anniversary of the Closing Date.

(c) The Company may (with the consent of Parent, such consent not to be unreasonably withheld) obtain as of the Closing “tail” insurance policies with a claims period of at least six years from the Closing Date with respect to the directors’ and officers’ liability insurance in amount and scope at least as favorable as the coverage applicable to the Company’s directors and officers as of the date hereof (the “Tail Policy”). The premium of such Tail Policy shall be no more than the amount set forth in the Company Disclosure Letter. If the Company does not obtain the Tail Policy prior to the Closing, for a period of six years from the Closing Date, Parent shall cause to be maintained in effect policies of at least the same coverage as the policies of directors’ and officers’ liability insurance maintained by the Company or any of its Subsidiaries as of the date hereof (the “D&O Insurance”) for the benefit of those persons who are covered by such policies on the Closing Date with respect to matters occurring at or prior to the Closing, to the extent that such liability insurance can be maintained at a cost to Parent not greater than 250 percent of the last annualized premium for the current directors’ and officers’ liability insurance as set forth in the Company Disclosure Letter; provided that, if such insurance cannot be so maintained or obtained at such cost, Parent shall cause the Amalgamated Company to maintain or obtain as much of such insurance as can be so maintained or obtained (not to exceed six years from the Closing Date) at a cost equal to 250 percent of the last annualized premium for such insurance.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing Date) is made against any party covered by directors’ and officers’ liability insurance, on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 6.08 shall continue in effect until the final disposition of such Action.

(e) If the Amalgamated Company or any of its successors or assigns shall (i) consolidate or amalgamate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Amalgamated Company shall assume all of the obligations of the Amalgamated Company set forth in this Section 6.08.

(f) The obligations under this Section 6.08 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Insurance or the Tail Policy (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Insurance or the Tail Policy (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.08, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Insurance or the Tail Policy (and their heirs and representatives)) under this Section 6.08 shall be in addition to, and not in substitution for, any other rights that such persons may have under the memorandum of association, bye-laws or other Organizational Documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

6.09 Advice of Change. The Company shall, upon obtaining Knowledge of any of the following, give prompt notice to Parent, and Parent shall, upon obtaining Knowledge of any of the following, give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty of such party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Closing Date, (b) any failure in any material respect of any of the Company, Parent or Amalgamation Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the transactions contemplated by this Agreement not to be satisfied, (d) any notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (e) any Actions (or communications indicating that the same may be contemplated) commenced or threatened against the Company, Parent or Amalgamation Sub, as the case may be, or any of their respective Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.08 or Section 4.04 or which relate to the consummation of the transactions contemplated by this Agreement or (f) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided that the delivery of any notice pursuant to this Section 6.09 shall not cure any breach or non-compliance arising out of the matter(s) set forth in the notice or limit or otherwise affect the rights or remedies available hereunder to the party receiving such notice.

6.10 Public Announcements. Each of Parent and the Company will consult with the other and provide the other with a reasonable opportunity to comment thereon, before issuing any press release, making any filing with the SEC or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release, make any such SEC filing or make any such public statement prior to such consultation, except as may be required by applicable Law, the Company’s Organizational Documents or under any listing agreement or applicable rules of Nasdaq or any other securities exchange.

ARTICLE 7

CLOSING CONDITIONS

7.01 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Amalgamation are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby to the extent permitted by applicable Law:

(a) The Bermuda Amalgamation Agreement and the transactions contemplated by this Agreement shall have been approved and adopted by the Required Company Vote.

(b) (i) All waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and (ii) all authorizations, consents, Orders or Permits of, or filings with, and the expirations of waiting periods required from, any Governmental Authority set forth in Section 3.07(a), Section 4.03(a), the Company Disclosure Letter and the Parent Disclosure Letter shall have been filed, have occurred or been obtained (all such authorizations, consents, Orders, Permits or filings, and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals,” and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) All other notices, reports, applications and other filings required to be made prior to the Closing by Parent or the Company or their respective Subsidiaries shall have been made, except for those the failure of which to make or submit do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

(d) (i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated by this Agreement; and (ii) no Person shall have instituted any Action (which remains pending at what would otherwise be the Closing Date) before any court in Bermuda, Ireland, the United Kingdom, the European Union or any of its member states, the United States, any state thereof, or any other country or before any other Governmental Authority of competent jurisdiction seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement, except in the case of this clause (ii) for Actions that do not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect.

7.02 Conditions to the Obligations of Parent and Amalgamation Sub. The obligation of each of Parent and Amalgamation Sub to effect the Amalgamation is subject to the fulfillment at or prior to the Closing Date of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and Amalgamation Sub to the extent permitted by applicable Law:

(a) The representations and warranties of the Company contained herein shall have been true and correct when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly made as of a specified date, which need be true and correct only as of the specified date); provided, however, that this condition shall be deemed satisfied with respect to all representations and warranties unless all failures of such representations and warranties to be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b) The Company shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an executive officer of the Company, certifying as to the fulfillment of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) The number of Dissenting Shares shall not exceed 10 percent of the issued Common Shares.

7.03 Conditions to the Obligations of the Company. The obligations of the Company to effect the Amalgamation are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) The representations and warranties of Parent and Amalgamation Sub contained herein shall have been true and correct when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date); provided, however, that this condition shall be deemed satisfied unless all failures of such representations and warranties to be true and correct (without giving effect to any materiality or similar qualification), individually or in the aggregate, have had, or would reasonably be expected to have a material adverse effect on the ability of Parent or Amalgamation Sub to perform its obligations under this Agreement.

(b) Parent shall have performed or complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c) Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an executive officer of Parent, certifying as to the fulfillment of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE 8

TERMINATION; AMENDMENT; WAIVER

8.01 Termination by Mutual Agreement. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Required Company Vote, by mutual written consent of the Company and Parent by action of their respective boards of directors or any committee thereof.

8.02 Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent or the Company if:

(a) the Amalgamation shall not have occurred by 5:00 p.m., New York time, on December 31, 2008; provided that, if all conditions to the obligations of the parties set forth in Article 7 (other than (i) the conditions set forth in Section 7.01(b) and (ii) conditions that are to be satisfied at the Closing) have been satisfied or waived prior to such date, then the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party until 5:00 p.m., New York time, on January 31, 2009 (the “Final Termination Date”); provided further that the right to terminate this Agreement under this Section 8.02(a) shall not be available to any party who has breached its obligations under this Agreement in any material respect if such breach has been a principal cause of, or resulted in, the failure of the Amalgamation to be consummated on or before such date;

(b) the Required Company Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Shareholder Meeting or any adjournment or postponement thereof at which the vote was taken;

(c) there shall have been a breach by the other party of any of the covenants or agreements (other than an intentional material breach by the Company of its obligations under Sections 6.02 or 6.05) or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 7.02(a) or (b) or Section 7.03(a) or (b), as the case may be, and which breach has not been cured within thirty days following written notice thereof to the breaching party or which breach, by its nature, cannot be cured within such time period, provided that such other party is not then in material breach of any representation, warranty or covenant contained in this Agreement; or

(d) (i) any Governmental Authority of the United States, Bermuda, or the European Commission Directorate General for Competition shall have issued or adopted a final Law or Order or taken any other final Action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Law, Order or other Action is or shall have become final and nonappealable or (ii) any other Governmental Authority shall have issued or adopted a final Law or Order or taken any other final Action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and consummation of the transactions contemplated by this Agreement in violation of such prohibition would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect; provided that the party seeking to terminate this Agreement pursuant to this Section 8.02(d) shall have used reasonable efforts to have such Law, Order or other Action to be vacated or lifted.

8.03 Termination by the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by the Company if at any time prior to receipt of the Required Company Vote, (a) the Company shall have delivered to Parent a Notice of Superior Proposal in accordance with the provisions of Section 6.05(c), (b) following expiration of the three Business Day period after delivery of such Notice of Superior Proposal, the Superior Proposal described therein shall continue to constitute a Superior Proposal, and (c) the Company pays Parent the Company Termination Fee set forth in and pursuant to the terms of Section 8.05.

8.04 Termination by Parent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by Parent if prior to receipt of the Required Company Vote, (a) there shall have been an intentional material breach by the Company of its obligations under Sections 6.02 or 6.05; (b) the board of directors of the Company (or a committee thereof) shall have failed to recommend or shall have withdrawn, modified, qualified or amended or shall have proposed to withdraw, modify, qualify or amend, in any manner adverse to Parent, its recommendation that the Company shareholders vote in favor of the transactions contemplated by this Agreement (or publicly announce any intention to do so); (c) the board of directors of the Company (or a committee thereof) shall have approved or recommended any Acquisition Proposal; or (d) the Company shall have delivered a Notice of Superior Proposal.

8.05 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Amalgamation and the transactions contemplated by this Agreement pursuant to this Article 8, this Agreement (other than Sections 6.03(b) (confidentiality), 6.07 (Fees and Expenses), 8.05 (Effect of Termination and Abandonment) and Article 9 (Miscellaneous)) shall become void and of no effect with no liability on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided that no such termination shall relieve any party of any liability or damages resulting from any willful and material breach of any representations, warranties, covenants or agreements contained in this Agreement; provided further that any failure by Parent and Amalgamation Sub to have immediately available funds necessary for the payment of the aggregate amounts payable pursuant to Article 2 will be deemed a willful and material breach hereunder if, as a result of such failure, the parties are unable to or do not (i) timely obtain the Requisite Regulatory Approvals or (ii) timely consummate the Amalgamation or the other transactions contemplated by this Agreement.

(b) Notwithstanding Section 6.07, if this Agreement is terminated by the Company pursuant to Section 8.03 or by Parent pursuant to Section 8.04, the Company shall reimburse Parent and its Affiliates for all Expenses incurred in connection with the execution of this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1 million and pay to Parent the Company Termination Fee in cash by wire transfer in immediately available funds to an account designated by Parent, concurrently with and as a condition to such termination. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties’ good faith estimate of the actual Losses reasonably expected to result from the termination of this Agreement as described in this Section 8.05(b). Except as contemplated by Section 6.07, Parent agrees that, to the fullest extent permitted by Law, Parent’s right to payment of such liquidated damages as provided in this Section 8.05(b) shall be its sole and exclusive remedy for any Losses or Liability arising out of or in connection with any termination of this Agreement as described in this Section 8.05(b).

(c) If this Agreement is terminated (i) by the Company or Parent pursuant to (A) Section 8.02(a) (other than due to any failure to obtain any Requisite Regulatory Approval required by Section 7.01(b) that is not caused by a breach by the Company of its obligations under Section 6.04) or (B) Section 8.02(b), or (ii) by Parent pursuant to Section 8.02(c), and, in each case, at any time after the date of this Agreement a bona fide Acquisition Proposal shall have been made to the Company, its officers or directors or its shareholders or any Person shall have publicly announced an intention to make an Acquisition Proposal with respect to the Company prior to such termination, then (A) the Company shall reimburse Parent and its Affiliates for all Expenses incurred in connection with the execution of this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1 million and (B) if within 12 months of such termination, the Company enters into or consummates a definitive agreement with respect to any Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to fifty percent (50%)), then upon the earlier of the execution or consummation of such definitive agreement, the Company shall also pay to Parent an amount equal to the Company Termination Fee. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties’ good faith estimate of the actual Losses reasonably expected to result from the termination of this Agreement as described in this Section 8.05(c). Except as contemplated by Section 6.07, Parent agrees that, to the fullest extent permitted by Law, Parent’s right to payment of such liquidated damages as provided in this Section 8.05(c) shall be its sole and exclusive remedy for any Losses or Liability arising out of or in connection with any termination of this Agreement as described in this Section 8.05(c).

8.06 Amendment. This Agreement may be amended by action taken by the Company, Parent and Amalgamation Sub at any time before or after approval of the transactions contemplated by this Agreement by the Required Company Vote, but after any such approval, no amendment shall be made that requires the approval of the shareholders of the Company under applicable Law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

8.07 Extension; Waiver. At any time prior to the Effective Time, each party (for these purposes, Parent and Amalgamation Sub shall together be deemed one party and the Company shall be deemed the other party) may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 9

MISCELLANEOUS

9.01 Nonsurvival of Representations and Warranties. The covenants and agreements contained herein that by their terms are to be fully performed on or prior to the consummation of the Amalgamation shall not survive, and shall terminate immediately following, the consummation of the Amalgamation and the other transactions contemplated by this Agreement. The representations and warranties contained herein shall not survive, and shall terminate immediately following, the consummation of the Amalgamation and the other transactions contemplated by this Agreement. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.02 Entire Agreement; Assignment. This Agreement (including the exhibits), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement shall not be assignable by operation of law or otherwise, and any purported assignment in violation of this Agreement is void.

9.03 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) when sent if sent by facsimile or email; provided that the receipt of such fax or email is promptly confirmed in writing or by telephone confirmation thereof, (b) when delivered, if delivered personally to the intended recipient and (c) two Business Days following sending by overnight delivery via a national or international courier service, and in each case, addressed to a party at the following address for such party:

if to Parent or Amalgamation Sub to:

Catalina Holdings (Bermuda) Ltd.

Cumberland House, 7th Floor

One Victoria Street

Hamilton HM 11

Bermuda

Attn: Chris Fleming

Facsimile: (441) 296-8311

Email: chrisfleming@catalinare.com

with copies (which shall not constitute notice) to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: Michael E. Gilligan, Esq.

Facsimile: (212) 610-6399

Email: michael.gilligan@allenovery.com

and

Mello Jones & Martin

Thistle House

4 Burnaby Street

Hamilton HM 11

Bermuda

Attn: Brenda Lehmann, Esq.

Facsimile: (441) 292-9151

Email: blehmann@mjm.bm

if to the Company to:

Quanta Capital Holdings Ltd.

22 Church Street, Penthouse

Hamilton HM11, Bermuda

Attn: Chief Executive Officer

Facsimile: 212-373-1801

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, TX 75201

Attn: Amar Budarapu, Esq.

Facsimile: 214-978-3099

Email: amar.budarapu@bakernet.com

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

9.04 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of the State of New York without regard to principles of conflicts of law that would apply any other law.

9.05 Venue; Waiver of Jury Trial.

(a) The parties hereby irrevocably submit to the jurisdiction of the courts of the Borough of Manhattan, State of New York and the Federal courts of the United States of America located in the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 9.05(a) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05(b).

9.06 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent or restrain breaches or threatened breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with a party’s covenants and obligations contained herein. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.07 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns, and, except for Section 6.08 and only to the extent expressly set forth therein, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.09 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.11 Interpretation.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, clauses, exhibit and schedule references are to the articles, sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate, disclosure letter or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any statute defined or referred to herein means such statute as from time to time amended, qualified or supplemented, including by succession of comparable successor statutes. References to a Person are also to its permitted successors and assigns.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Quanta Capital Holdings Ltd.

By:	/s/ Peter D. Johnson
Name:	Peter D. Johnson
Title:	Chief Executive Officer

Catalina Holdings (Bermuda) Ltd.

By:	/s/ Brenda Lehmann
Name:	Brenda Lehmann
Title:	Director

Catalina Alpha Ltd.

By:	/s/ Brenda Lehmann
Name:	Brenda Lehmann
Title:	Director

Exhibit A

Dated May 29, 2008

Quanta Capital Holdings Ltd. (1)

Catalina Alpha Ltd. (2)

Catalina Holdings (Bermuda) Ltd. (3)

AMALGAMATION AGREEMENT

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THIS AMALGAMATION AGREEMENT dated May 29, 2008 is made

BETWEEN:

(1) Quanta Capital Holdings Ltd., a company registered in Bermuda under number 33681 as an exempted company having its registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the “Company”);

(2) Catalina Alpha Ltd., a company registered in Bermuda under number 41798 as an exempted company having its registered office at Thistle House, 4 Burnaby Street, Hamilton HM 11, Bermuda (“Amalgamation Sub”); and

(3) Catalina Holdings (Bermuda) Ltd., a company registered in Bermuda under number 40299 whose registered office is at Thistle House, 4 Burnaby Street, Hamilton HM 11, Bermuda (“Parent”).

WHEREAS:

(1) The Company and Amalgamation Sub have agreed to amalgamate pursuant to the provisions of the Companies Act 1981 of Bermuda (the “Amalgamation”) and continue as a Bermuda exempted company (the “Amalgamated Company”) on the terms hereinafter appearing.

(2) This Agreement is the “Bermuda Amalgamation Agreement” referred to in the Principal Agreement.

IT IS HEREBY AGREED as follows:

1. Definitions

Words and expressions defined in the recitals to this Agreement have, unless the context otherwise requires, the same meanings in this Agreement. Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

“Business Day” means a day other than (a) Saturday or Sunday or (b) any other day on which banks in the City and State of New York or in Hamilton, Bermuda are permitted or required to be closed;

“Common Share” means a common share of US$0.01 par value in the capital of the Company;

“Dissenting Shareholder” means a holder of Common Shares who makes an application to the court pursuant to section 106(6) of the Companies Act 1981 of Bermuda;

“Dissenting Shares” means Common Shares that are held by a Dissenting Shareholder;

“Effective Date” means the date on which the Amalgamation becomes effective;

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“Excluded Shares” means (a) Common Shares that are owned by Parent, Amalgamation Sub or any other direct or indirect Subsidiary of Parent (not held on behalf of, or as security for obligations owed by, third parties), (b) Common Shares that are owned by any direct or indirect Subsidiary of the Company (not held on behalf of, or as security for obligations owed by, third parties) and (c) Dissenting Shares;

“Principal Agreement” means the agreement and plan of amalgamation dated as of May 29, 2008 among Parent, Amalgamation Sub and the Company;

“Proxy Statement” means the proxy statement to be issued by the Company in relation to the Amalgamation and to contain a notice of a special general meeting of the Company;

“Subsidiary” means, in relation to the Company, Parent or Amalgamation Sub, any entity, whether incorporated or unincorporated, of which (a) more than fifty percent of the capital securities or other ownership interests or (b) the securities or ownership interests having by their terms voting power to elect more than fifty percent of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its Subsidiaries;

“Taxes” means all taxes, charges, fees, levies or other assessments, including U.S. and foreign, national, state and local income, profits (including any surtax), capital gains, franchise, property, turn-over, sales, value-added, use, excise, wage, payroll, capital, stamp and other taxes, including obligations for withholding taxes from payments due or made to any other person, as well as any contribution to any social security scheme, and any interest, penalties and additions to tax.

2. Effectiveness of the Amalgamation

The Amalgamation shall be conditional on the passing of the resolutions set out in the notice of special general meeting contained in the Proxy Statement and the satisfaction (or waiver) of each of the conditions set out in the Principal Agreement and on the receipt of all necessary approvals and consents of any relevant governmental authority. The Amalgamation shall become effective, and a certificate of amalgamation shall be issued by the Registrar of Companies, at the Effective Time.

3. Name

The Amalgamated Company shall be called Catalina Alpha Ltd.

4. Memorandum of association

The memorandum of association of the Amalgamated Company shall be in the same form as the memorandum of association of Amalgamation Sub.

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5. Directors

The names and addresses of the persons proposed to be directors of the Amalgamated Company are as follows:

Brenda Lehmann

Dean Dwonczyk

Jens Juul

6. Conversion and cancellation of shares

(1) Each common share of US$1.00 par value in the capital of Amalgamation Sub in issue at the Effective Time shall be converted into one issued and fully paid common share of US$1.00 par value in the capital of the Amalgamated Company.

(2) Each Common Share (other than an Excluded Share) in issue at the Effective Time shall be cancelled and converted into the right to receive the sum of US $2.80 or such other amount as may be determined pursuant to the Principal Agreement (without interest, subject to applicable withholding for Taxes, levies, imposts or other governmental charges) from Parent instead of securities of the Amalgamated Company, which sum shall be paid by Parent in accordance with the Principal Agreement.

(3) Each Excluded Share (other than a Dissenting Share) in issue at the Effective Time shall be cancelled without any repayment of capital in respect thereof or conversion thereof.

(4) Each Dissenting Share in issue at the Effective Time shall be cancelled and converted into the right to receive the value thereof as appraised by the court under section 106 of the Companies Act 1981 of Bermuda.

7. Bye-laws

The bye-laws of the Amalgamated Company shall be in the same form as the bye-laws of Amalgamation Sub.

8. Miscellaneous

(1) No party to this Agreement may terminate this Agreement or the Amalgamation at any time, other than as expressly set out herein or in the Principal Agreement.

(2) Nothing in this Agreement shall be construed as creating any partnership or agency relationship between any of the parties.

(3) This Agreement and the documents referred to in it constitute the entire agreement between the parties with respect to the subject matter of and transaction referred to herein and therein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.

(4) Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.

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(5) Any waiver of any right under this Agreement shall only be effective if it is in writing, and shall apply only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived. No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law shall constitute a waiver of such right or remedy or prevent any future exercise in whole or in part thereof. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

(6) Unless specifically provided otherwise, rights arising under this Agreement shall be cumulative and shall not exclude rights provided by law.

(7) This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

9. Notices

All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given (a) when sent if sent by facsimile or email; provided that the receipt of such fax or email is promptly confirmed in writing or by telephone confirmation thereof, (b) when delivered, if delivered personally to the intended recipient and (c) two Business Days following sending by overnight delivery via a national or international courier service, and in each case, addressed to a party at the following address for such party:

if to Parent or Amalgamation Sub to:

1 Victoria Street

Hamilton HM 11

Bermuda

Attn: Chris Fleming

Facsimile: (441) 296-8377

with a copy (which shall not constitute notice) to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: Michael E. Gilligan, Esq.

Facsimile: (212) 610-6399

Email: michael.gilligan@allenovery.com

Mello Jones & Martin

Thistle House

4 Burnaby Street

Bermuda

Attn: Brenda Lehmann

Facsimile: 441-292-9151

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if to the Company to:

Quanta Capital Holdings Ltd.

22 Church Street, Penthouse

Hamilton HM11, Bermuda

Attn: Chief Executive Officer

Facsimile: 212-373-1801

with a copy (which shall not constitute notice) to:

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, TX 75201

Attn: Amar Budarapu, Esq.

Facsimile: 214-978-3099

Email: amar.budarapu@bakernet.com

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

10. Governing law

This Agreement shall be governed by and construed in accordance with the laws of Bermuda.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

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SIGNED for and on behalf of QUANTA CAPITAL HOLDINGS LTD.		SIGNED for and on behalf of CATALINA ALPHA LTD.

By	/s/ Peter D. Johnson	By	/s/ Brenda Lehmann
Name	Peter D. Johnson	Name	Brenda Lehmann
Title	Chief Executive Officer	Title	Director

SIGNED for and on behalf of

CATALINA HOLDINGS (BERMUDA) LTD.

By	/s/ Brenda Lehmann
Name	Brenda Lehmann
Title	Director

[Signature page for the Company/Amalgamation Sub Amalgamation Agreement]

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